UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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LENNOX INTERNATIONAL INC.
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April 5, 2023

Dear Stockholders:

It is my pleasure to invite you to the 2023 Annual Meeting of Stockholders of Lennox International Inc. (NYSE: LII), which will be held virtually at 10:30 a.m., Central Daylight Time, on Thursday, May 18, 2023. Details regarding admission to the online meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting and Proxy Statement.

On behalf of the management team and our Board of Directors, I want to thank you for being a Lennox Stockholder. Thanks to the efforts of our talented employees and the loyalty of our customers, in 2022 we accomplished record levels of revenue and earnings delivering another year of exceptional performance in 2022. Revenue for the year was a record $4.72 billion, up 13%, and Net Income was also a record $497 million, up 7%. With strong core values, innovative products, an excellent management team, and talented employees, Lennox is well positioned to continue to succeed in the marketplace in 2023 and beyond.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items of business that will be discussed and voted upon during the Annual Meeting of Stockholders. Your vote is very important. Whether or not you plan to attend the 2023 Annual Meeting of Stockholders, we urge you to vote and submit your proxy by internet, telephone, or mail, pursuant to the instructions on your Notice or Proxy Card. We encourage you to vote by Internet or telephone as those methods offer the most convenience. Please use the website or telephone number shown on your Notice or your Proxy Card to vote.

All of us at Lennox are tremendously proud of our 2022 accomplishments. Thank you for being a Lennox stockholder. We hope you can join us at the 2023 Annual Meeting of Stockholders.

Sincerely,

Todd J. Teske

Chair of the Board

NOTICE OF 2023 ANNUAL MEETING OF
STOCKHOLDERS

Meeting Information
DATE AND TIME Thursday, May 18, 2023 | 10:30 a.m., Central Daylight Time
LOCATION Virtual Meeting. You must register at www.proxydocs.com/LII to attend. After registering, you will receive further instructions by email, including a unique link to access the 2023 Annual Meeting.

Agenda	Board Recommendation
Proposal 1 To elect one Class III director for a two-year term expiring at the 2025 Annual Meeting of Stockholders and three Class I directors for a three-year term expiring at the 2026 Annual Meeting of Stockholders	FOR each director nominee
Proposal 2 To conduct an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement	FOR
Proposal 3 To conduct an advisory vote on the frequency of future advisory votes on executive compensation	1 YEAR
Proposal 4 To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2023 fiscal year	FOR
Transact any other business that may properly come before the 2023 Annual Meeting in accordance with the terms of our Bylaws

Voting Methods Available to You
INTERNET Visit the website on your proxy card	BY MAIL Mark, sign, date, and return your proxy card in the postage-paid envelope	Your vote is important. Please submit your proxy or voting instructions as soon as possible
TELEPHONE Call the number on your proxy card	DURING THE MEETING You must register at www.proxydocs.com/LII to virtually attend and vote during the 2023 Annual Meeting	Who May Vote Our stockholders of record at the close of business on March 28, 2023 are entitled to notice of, and to vote at, the 2023 Annual Meeting

The Proxy Statement, Proxy Card, and Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, accompany this notice and are available at www.lennoxinternational.com and www.proxydocs.com/LII.

By Order of the Board of Directors, John D. Torres Corporate Secretary

-i-

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) that are based on information currently available to management as well as management’s assumptions and beliefs as of the date hereof. All statements, other than statements of historical fact, included in this Proxy Statement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the words “may,” “will,” “should,” “plan,” “predict,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” and similar expressions. Statements that are not historical should also be considered forward-looking statements. Such statements reflect our current views with respect to future events. Readers are cautioned not to place undue reliance on these forward-looking statements. We believe these statements are based on reasonable assumptions; however, such statements are inherently subject to risks and uncertainties, including but not limited to the inability to execute on strategies related to environmental- and social-related goals and targets (including due to delays in scientific and technological developments), as well as the other specific uncertainties discussed in the risk factors set forth in Item 1A. Risk Factors of our Annual Report on Form 10-K. These risks and uncertainties may affect our performance and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements. We disclaim any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events, or otherwise unless required by law.

General Information Regarding the

2023 Annual Meeting of Stockholders

Virtual Annual Meeting Date and Time

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Lennox International Inc. (NYSE: LII) (the “Company,” “Lennox,” “LII,” “us,” “we,” or “our”) will be held on Thursday, May 18, 2023 at 10:30 a.m., Central Daylight Time (“CDT”), in a virtual-only meeting format, using live webcast, which provides stockholders the ability to participate in the Annual Meeting, vote their shares, and ask questions. YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON.

We began mailing or making available this Proxy Statement and the accompanying Notice of 2023 Annual Meeting of Stockholders, Proxy Card, and Annual Report to Stockholders, which includes our Annual Report on Form 10-K, to our stockholders on or about April 5, 2023 for the purpose of soliciting proxies on behalf of our Board of Directors (the “Board”).

Benefits of a Virtual Annual Meeting

The virtual-only meeting format enhances stockholder access to the Annual Meeting by enabling stockholder attendance and participation from anywhere in the world, without cost. We believe that the virtual-only meeting format gives stockholders the opportunity to exercise the same rights as if they had attended an in-person meeting and encourages communication with our Board and management.

Attendance at the Virtual Annual Meeting

Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on March 28, 2023, the record date, may attend and participate in the Annual Meeting, including voting and submitting questions to be answered at the Annual Meeting. At the close of business on the record date, there were 35,497,453 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote.

HOW TO REGISTER FOR THE VIRTUAL ANNUAL MEETING

To attend the Annual Meeting, you must register at www.proxydocs.com/LII using the control number located on your Proxy Card, Notice Regarding the Availability of Proxy Materials, or voting instruction form. Upon completing your registration, you will receive further instructions by email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions to be answered at the Annual Meeting. If you are a beneficial owner of shares registered in the name of a broker, bank, or other nominee, as part of the registration process, you will also need to provide the registered name on your account and the name of your broker, bank, or other nominee.

The Annual Meeting will start promptly at 10:30 a.m. CDT. Stockholders may begin to log in to the Annual Meeting 15 minutes prior to the start time. If you encounter any difficulties accessing the virtual Annual Meeting platform, including any difficulties voting, you may call the technical support number that will be included in your instructional email.

Questions at the Virtual Annual Meeting

Our Annual Meeting allows stockholders to submit questions before and during the Annual Meeting. After the votes are tabulated for each of the proposals, there will be a designated question and answer period where we will respond to questions submitted by stockholders. We will answer as many questions as time permits, and any questions that we are unable to address during the Annual Meeting will be answered following the Annual Meeting.

If we receive substantially similar questions, to avoid repetition we will group those questions together and provide a single response. We will also post questions submitted by stockholders and our answers on our website for a period of 60 days following the Annual Meeting.

Matters to be Voted On

At the Annual Meeting, you will be asked to vote on four proposals. Our Board recommends you vote “for” each of the director nominees in Proposal 1, “for” Proposals 2 and 4, and for “one year” on Proposal 3. The proposals to be voted on at the Annual Meeting are:

To elect one Class III director for a two-year term expiring at the 2025 Annual Meeting of Stockholders and three Class I directors for a three-year term expiring at the 2026 Annual Meeting of Stockholders;

To conduct an advisory vote to approve the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement;

To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2023 fiscal year.

Record Versus Beneficial Ownership of Shares

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the “stockholder of record” with respect to those shares. If you are a stockholder of record, we sent our proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank, you are considered the “beneficial owner” of shares held in street name. In that case, our proxy materials will be forwarded to you by your broker or bank, which is considered the stockholder of record with respect to those shares. Your broker or bank will also send you instructions on how to vote. If you have not heard from your broker or bank, please contact them as soon as possible.

2022 Performance Highlights

(1)

We report our consolidated financial results in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q in accordance with U.S. generally accepted accounting principles (“GAAP”). To supplement our consolidated financial results presented in accordance with GAAP, additional non-GAAP financial measures are provided here and reconciled in Appendix A.

Environmental, Social, and Governance Highlights

Environmental

We are dedicated to sustainability and creating comfortable and healthier environments for our residential and commercial customers while reducing our and their carbon footprint.

A key focus for the business is accelerating sustainability through product innovation. In June 2022, Lennox was the first HVAC partner in the U.S. DOE Cold Climate Heat Pump Challenge to develop a next-generation heat pump that can more effectively heat homes in northern climates while reducing greenhouse gas emissions.

In 2021, the Science Based Target initiative (SBTi) approved our greenhouse gas emissions targets for Scopes 1, 2, and 3. For the year ended December 31, 2021, the Company’s Scope 3 emissions were reduced by 14% per product sold as compared to the year ended December 31, 2019. Learn more about our goals and progress in our most recent ESG report on our website.

See “Corporate Governance – ESG – Environmental Focus and Sustainability” for more information about our goals to reduce the Company’s environmental impact.

Social

Diversity, Equity & Inclusion. We promote an engaged workforce and champion diversity and inclusion among our employees, suppliers, and business operations. In addition to publishing our diversity metrics, we also published our EEO-1 report in our 2021 ESG Report.

Supply Chain. Over the past year, we have incorporated ESG into our supply chain management and supplier qualification audits. We are committed to working with diverse and ethical suppliers.

People & Benefits. This year, we added new benefits to further support employees by providing time to take care of their well-being and give back to their communities. For all full-time salaried employees in the U.S. and Canada, we now offer paid volunteer time off and well-being days.

Health and Safety. The health and safety of our employees is our utmost priority. We have implemented a robust health and safety program, resulting in reductions in safety incident rates.

Charitable Donations. We believe we have a responsibility to support and positively impact the local communities in which we live and work. In 2022, LII contributed nearly $2 million to a variety of charities for health and human services, environment, education, and youth, among other things.

Governance

Strong corporate governance is foundational to Lennox. We recognize integrity, accountability, and transparency are keys to a strong business today and tomorrow.

ESG Oversight. Our Board is responsible for oversight of our ESG strategy. We have adopted a rigorous reporting plan so that the full Board and relevant committees are briefed regularly on all aspects of ESG.

For more information regarding our commitment to leadership in ESG matters, please see our website at www.lennoxinternational.com under the heading “ESG.” Information in our ESG Report is not incorporated by reference in this Proxy Statement.

Proposals Requiring Your Vote

Proposal 1

Election of Directors

Our Bylaws provide that our Board may be composed of no less than three and no more than 15 members. The size of our Board is currently fixed at 9 members, divided into three classes, with each class serving a three-year term.

Under our Bylaws and our Restated Certificate of Incorporation, the Board classes are to be as nearly equal in number as the number of outstanding directors permits. Due to Max H. Mitchell’s resignation from the Board on November 28, 2022, Class III has been reduced by one director. To balance the number of directors in each class, the Board has nominated Janet K. Cooper (currently a Class I director) for re-election as a Class III director for a two-year term expiring at the 2025 Annual Meeting of Stockholders.

Upon the recommendation of the Board Governance Committee, the Board has nominated three Class I directors for re-election of a three-year term expiring at the 2026 Annual Meeting of Stockholders. The Board has nominated the directors using the process and criteria described in the “Corporate Governance—Director Nomination Process and Nominee Criteria” section of this Proxy Statement.

For each director and director nominee, we have included a biographical description below that includes the specific experience, attributes, and skills that led to the Board’s conclusion that such person should serve as a director of the Company at this time in light of our business and structure.

If you do not wish to vote your shares for any particular nominee, you may withhold your vote. If any director nominee becomes unavailable to serve, the persons named in the accompanying Proxy Card may vote for any alternate designated by the incumbent Board, or the number of directors constituting the Board may be reduced.

The Board has nominated the following director for re-election as a Class III director for a two-year term expiring at the 2025 Annual Meeting of Stockholders:

Janet K. Cooper Class III Independent Director Age 69 Director since 1999 Committees Audit Board Governance (Chair)

Janet K. Cooper served as Senior Vice President and Treasurer of Qwest Communications International Inc. from 2002 until her retirement in 2008. From 2001 to 2002, she served as Chief Financial Officer and Senior Vice President of McDATA Corporation, a global leader in open storage networking solutions. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., a regional Bell operating company, including Vice President, Finance and Controller, and Vice President and Treasurer. From 1978 to 1998, Ms. Cooper served in various capacities with the Quaker Oats Company, including Vice President, Treasurer and Tax from 1997 to 1998, and Vice President, Treasurer from 1992 to 1997.

In addition to serving on the Company’s Board, Ms. Cooper also currently serves on the Board of Directors of The Toro Company, a manufacturer of equipment for turf and landscape maintenance, snow and ice management, underground utility construction, rental, and specialty construction. Ms. Cooper served on the Board of Directors of CPI Aerostructures, Inc. from 2019 to 2020 and Resonant Inc. from 2014 to 2019.

Ms. Cooper contributes a substantial financial background and extensive experience in capital markets, tax, accounting matters, and pension plan investments in her service as a director. She also successfully completed the Diligent Climate Leadership Certificate program designed to effectively oversee climate risk and create sustainable growth strategies.

The Board has nominated the following directors for re-election as Class I directors for three-year terms expiring at the 2026 Annual Meeting of Stockholders:

John W. Norris, III Class I Independent Director Age 65 Director since 2001 Committees Compensation and Human Resources Public Policy

John W. Norris, III is a partner and co-founder of Maine Network Partners and is the founding Chairman of two philanthropic collaboratives, the Environmental Funders Network and Climate Change Funders Forum, to focus resources on climate adaptation and mitigation strategies. From 2000 to 2005, he served as the Associate Director of Philanthropy for the Maine Chapter of The Nature Conservancy and from 2006 to 2007 as Program Officer for the Northern Forest Center. Mr. Norris was Co-Founder and President of Borealis, Inc., an outdoor products manufacturer, from 1988 to 2000 and served as an economic development Peace Corps Volunteer in Jamaica from 1985 to 1987. Before joining the Peace Corps, Mr. Norris completed a graduate school internship at Lennox Industries Inc., a subsidiary of the Company, in 1983.

Mr. Norris contributes substantial experience and knowledge on climate risk and environmental issues, non-governmental organizations, and organizational development in his service as a director. He also successfully completed the Economist Climate Change and Business: Sustainability, Risk and the Push for Net Zero course, in December 2022.

Karen H. Quintos Class I Independent Director Age 59 Director since 2014 Committees Board Governance Public Policy (Chair)

Karen H. Quintos served as the Executive Vice President and Chief Customer Officer (CCO) of Dell Technologies Inc., a technology leader that provides essential infrastructure for organizations to build their digital future, transform IT, and protect their most important information, from 2016 until her retirement in 2020. Ms. Quintos was also responsible for Dell’s ESG strategy and programs, including Diversity.

Previously at Dell, Ms. Quintos served as Senior Vice President and Chief Marketing Officer from 2010 to 2016 and Vice President of Public Sector Marketing and North America Commercial from 2008 to 2010. She also held executive roles in services, support, and supply chain management. Ms. Quintos joined Dell from Citigroup, where she was Vice President of Global Operations and Technology. She also held a variety of marketing, operations, planning, and supply chain management roles at Merck & Co.

Ms. Quintos earned a master’s degree in marketing and international business from New York University, and a Bachelor of Science in supply chain management from Pennsylvania State University.

In addition to serving on the Company’s Board, Ms. Quintos serves on the Board of Directors of Cummins Inc., a global power technology leader that designs, engineers, manufactures, distributes, and services engines and related technologies. Ms. Quintos also serves as Chair of the Board of Visitors of Pennsylvania State University Smeal’s College of Business, where she was a 2014 recipient of the Smeal College of Business’ highest honor, the Distinguished Alumni Award. She also sits on the boards of the National Center for Missing and Exploited Children and TGEN (Translational Genomics Research).

Ms. Quintos contributes a broad knowledge of marketing and brand, communications, ESG, operations, and supply chain management in her service as a director.

Shane D. Wall Class I Independent Director Age 58 Director since 2020 Committees Board Governance Compensation and Human Resources

Shane D. Wall started his career at Hewlett-Packard Company in 1986 where he held various engineering and management roles until 1995, when he left to run PrintPaks, a spin-out of Hewlett-Packard Company. In 1998, PrintPaks was acquired by a joint venture backed by Intel Corporation. From 1998 to 2012, Mr. Wall held several senior technology and general management positions at Intel Corporation. In 2012, Mr. Wall rejoined Hewlett-Packard Company as Chief Technology Officer and Senior Vice President of Printing and Personal Systems. In 2015, following Hewlett-Packard’s separation into HP Inc. and Hewlett-Packard Enterprise, Mr. Wall became Chief Technology Officer and Global Head, HP Labs of HP Inc. In January 2020, Mr. Wall retired from his executive position at HP Inc., but continues as a special advisor to the Chief Executive Officer. He previously served as a member of the U.S. President’s Counsel of Advisors on Science and Technology.

Mr. Wall holds a bachelor’s degree in electrical and computer engineering from Oregon State University.

Mr. Wall contributes extensive technology and cybersecurity experience and diverse business development and management experiences within large global companies in his services as a director.

THE BOARD RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE ABOVE NOMINEES.

The following Class II directors’ terms will continue until the 2024 Annual Meeting of Stockholders:

Sherry L. Buck Class II Independent Director Age 59 Director since 2019 Committees Audit Public Policy

Sherry L. Buck is Chief Financial Officer of W.L. Gore & Associates Inc., a private multinational manufacturing company specializing in products derived from fluoropolymers used in medical implants, fabric laminates, cable, venting, and other applications across diverse industries. Prior to joining W.L. Gore in January of 2022, Ms. Buck was the Senior Vice President and Chief Financial Officer of Waters Corporation, a New York Stock Exchange listed specialty measurement company serving the life, materials, and food sciences industries. Prior to joining Waters in January 2017, Ms. Buck served as the Vice President, Chief Financial Officer of Libbey Inc., a global manufacturer and marketer of glass tableware products. Prior to this role, Ms. Buck spent nearly twenty years at Whirlpool Corporation, a leading global appliance manufacturer, in senior finance and operating leadership roles. She began her career at Price Waterhouse in Kansas City.

Ms. Buck holds a bachelor’s degree in accounting from the University of Missouri.

Ms. Buck contributes extensive financial and leadership experience gained from her positions in large global manufacturing companies.

Gregory T. Swienton Class II Independent Director Age 73 Director since 2010 Committees Audit (Chair) Compensation and Human Resources

Gregory T. Swienton was an adviser to Ryder System, Inc., a supplier of transportation, logistics and supply chain management solutions from May 2013 until his retirement in May 2015. He was previously Executive Chairman of Ryder System, Inc., from January 2013 to May 2013, after having been Chairman of Ryder System, Inc. since May 2002 and Chief Executive Officer since November 2000. Mr. Swienton joined Ryder as President and Chief Operating Officer in June 1999. Before joining Ryder, Mr. Swienton was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (BNSF). Prior to that, he was BNSF’s Senior Vice President-Coal and Agricultural Commodities Business Unit, and previously had been Senior Vice President of its Industrial and Consumer Units. He joined BNSF in June 1994 as Executive Vice President-Intermodal Business Unit. Prior to joining BNSF, Mr. Swienton was Executive Director-Europe and Africa of DHL Worldwide Express in Brussels, Belgium from 1991 to 1994, and prior to that, he was DHL’s Managing Director—Western and Eastern Europe from 1988 to 1990, also located in Brussels. For the five years prior to these assignments, Mr. Swienton was Regional Vice President of DHL Airways, Inc. in the United States. From 1971 to 1982, Mr. Swienton held various national account, sales, and marketing positions with AT&T and Illinois Bell Telephone Company.

Mr. Swienton serves on the Board of Directors of CRST/Hillcrest Holding, a privately held transportation and logistics company. Mr. Swienton served on the Board of Directors of Harris Corporation, a supplier of communications and information technology products from 2000 to 2019.

Mr. Swienton contributes extensive international business experience, deep expertise in global distribution and supply chain innovations, as well as experience in growth initiatives, in his service as a director.

Todd J. Teske Class II Chair of the Board Age 58 Director since 2011 Committees Audit Public Policy

Todd J. Teske was appointed as Chair of our Board effective March 23, 2022 and has served as a member of our Board since 2011. From March 23, 2022 to May 9, 2022, Mr. Teske served as Interim Chief Executive Officer of the Company. Prior to his appointment as Chair of the Board in 2022, Mr. Teske served as Lead Independent Director since 2015. From 2010 to 2020, Mr. Teske served as the Chair, President, and Chief Executive Officer of Briggs & Stratton Corporation, a manufacturer of gasoline engines for outdoor power equipment, portable generators, and lawn and garden powered equipment and related accessories. Before becoming CEO of Briggs & Stratton, he served as its President and Chief Operating Officer, President of its power products business, head of corporate development and Controller. Briggs & Stratton filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in July 2020. In September 2020, Briggs & Stratton was acquired and exited bankruptcy.

In addition to serving on the Company’s Board, Mr. Teske previously served on the Board of Directors of Badger Meter, Inc., a leading innovator, manufacturer and marketer of flow measurement and control products, from 2009 to 2020.

As a former CEO and corporate controller, Mr. Teske contributes extensive experience in the areas of management, finance, accounting, manufacturing, and corporate governance in his service as Chair of the Board.

The following Class III directors’ terms will continue until the 2025 Annual Meeting of Stockholders:

Alok Maskara Class III Director Age 52 Director since 2022

Alok Maskara serves as President and Chief Executive Officer of the Company. Prior to joining the Company on May 9, 2022, Mr. Maskara served for five years as CEO of Luxfer Holdings PLC (NYSE: LXFR), an international industrial company focused on advanced materials. He spearheaded the company’s transformation, led value-enhancing acquisitions and partnerships, and drove growth in profitability. Prior to joining Luxfer, Mr. Maskara served for nearly a decade as president of several global business units at Pentair PLC, a leading provider of water treatment and sustainable applications, including its former Technical Solutions segment with over $2 billion in revenue. He also previously held various leadership positions at General Electric Corporation and McKinsey & Company.

Mr. Maskara graduated with a Bachelor of Technology in Chemical Engineering from the Indian Institute of Technology in 1992 and a Master of Science in Chemical Engineering from the University of New Mexico in 1994. In 2000, he earned an MBA from the Kellogg School of Management at Northwestern University.

Mr. Maskara has extensive experience in the areas of management, finance, accounting, manufacturing, and corporate governance.

Kim K.W. Rucker Class III Independent Director Age 56 Director since 2015 Committees Compensation and Human Resources (Chair) Board Governance

Kim K.W. Rucker served as Executive Vice President, General Counsel and Secretary at Andeavor (formerly Tesoro Corporation) and Executive Vice President and General Counsel for Andeavor Logistics LP (formerly Tesoro Logistics GP, LLC) from 2016 until her retirement in 2018. During that time, she also served as Interim Chief Human Resources Officer from February 2017 to April 2018. Prior to working at Tesoro Corporation, Ms. Rucker was Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary at Kraft Foods Group, Inc., a global manufacturer and distributor of food products and beverages until July 2015. Prior to joining Kraft in 2012, Ms. Rucker served as the Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer at Avon Products, Inc., a global manufacturer of beauty and related products, since 2008. Before joining Avon, Ms. Rucker was Senior Vice President, Corporate Secretary and Chief Governance Officer for Energy Future Holdings, Corp., an energy company, since 2004. She began her legal career at Sidley Austin LLP in its Chicago, Illinois office.

In addition to serving on the Company’s Board, Ms. Rucker currently serves on the Boards of Directors of Celanese Corporation, a global technology leader in the production of differentiated chemistry solutions and specialty materials, HP Inc., a global information technology company, and Marathon Petroleum Corporation, a U.S. refining, marketing and midstream oil and gas company.

Ms. Rucker has a B.B.A. in Economics from the University of Iowa, a J.D. from Harvard Law School, and a Masters in Public Policy from the John F. Kennedy School of Government at Harvard University.

Ms. Rucker contributes a broad knowledge of law, corporate governance, human resources, internal and external communications, M&A transactions, community involvement activities, and government affairs in her service as a director. She also successfully completed the Diligent Climate Leadership Certificate program designed to effectively oversee climate risk and create sustainable growth strategies.

Proposal 2

Advisory Vote to Approve the

Compensation of Our Named Executive Officers

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote to approve the compensation of our Company’s NEOs (the “Say-on-Pay vote”), as disclosed in this Proxy Statement. The Say-on-Pay vote is an advisory vote on the resolution below and is not binding. Although the vote is non-binding, the directors value stockholders’ opinions and will consider the voting results of this proposal when making future compensation decisions. Say-on-Pay advisory votes are currently conducted annually. Our next advisory vote on the frequency of Say-on-Pay votes will take place at our annual meeting of stockholders in 2023.

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company designed its market-competitive NEO compensation program to reward successful execution of its business strategy and achievement of desired business results, with a focus on creating alignment with the interests of our stockholders. The program seeks to achieve these goals on both an annual and long-term basis through an appropriate combination of base pay, annual incentives, and long-term incentives.

For our NEOs, the majority of compensation is both stock-based and contingent on performance. The annual incentive payout is based on Company financial performance metrics of core net income and free cash flow, and for NEOs that are business segment leaders, a combination of Company and business segment performance. Our long-term incentives currently include: (1) performance share units, which are designed to link compensation to the Company’s three-year financial performance as measured by return on invested capital and core net income growth; (2) stock appreciation rights, which are designed to incentivize NEOs to grow our business and deliver increased returns to our stockholders; and (3) restricted stock units, which are designed to support our retention efforts.

At our 2022 Annual Meeting, the advisory vote on the compensation of the Company’s NEOs received the approval of approximately 75% of the stockholders voting for or against this proposal, well below the average of 96% of shareholder support we have received since 2015. Following the vote, we increased our shareholder engagement efforts to seek feedback and better understand our investors’ perspectives on our executive compensation program. We reached out to our top

50 shareholders who voted against our Say-on-Pay proposal. Below is an overview of the key concerns voiced during the shareholder outreach, and actions the Company took in response:

Concerns we heard:	Actions taken:

Retention equity granted in 2021, including lack of performance criteria and shorter vesting provisions.	Amidst the Company’s leadership transition in 2021, the Company granted one-time, first-ever retention awards to NEOs. The Company has no plans of granting similar awards in the future.
Single-trigger equity vesting in CIC agreements. Legacy excise tax gross-ups in CIC agreements.	In 2022, the Company terminated existing CIC agreements with NEOs and adopted a CIC severance plan, which included double-trigger equity vesting and eliminated excise tax gross-ups for all employees. The plan also reduced cash severance payable to the CEO & NEOs and eliminated enhanced pension benefits.

Similar metrics for short-term and long-term incentive plans.	The Company added a revenue metric to the 2023 short-term incentive plan.

Lack of formal stock holding requirements.	Effective 2022, the Company revised its executive stock ownership requirements to require NEOs to retain net shares until they have met the ownership requirement. The Company also increased the minimum stock ownership requirement for the CEO to six times annual base salary.

Following the filing of this Proxy Statement, the Company is conducting another round of shareholder outreach to our top 50 investors, who collectively represent more than half of our outstanding common stock. The purpose will be to highlight the effectiveness of the Company’s executive compensation programs, provide updates on executive compensation components that were modified in 2022, and to request additional feedback.

The Company also has several governance policies in place to align executive compensation with stockholder interests and mitigate risk. These policies include: stock ownership guidelines; a prohibition on hedging and pledging of Company stock; a clawback policy; and post-employment non-competition and non-solicitation restrictions. These policies are discussed in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

In 2022, the Company had a strong year despite global supply chain disruptions. The Company posted record highs for revenue and GAAP earnings per share from continuing operations. Results of our 2022 performance include the following:

•	Revenue up 13% from 2021 to approximately $4.7 billion;

•	Operating income increased 11% to $656 million;

•	GAAP earnings per share from continuing operations increased 12% to $13.88; and

•	Quarterly dividends resulted in approximately $142 million cash paid to stockholders, and we used an additional $300 million to purchase shares under our share repurchase plan.

Financial results, including those from prior periods, are described in more detail in our Form 10-K for the fiscal year ended December 31, 2022. For further detail and a reconciliation of Segment Profit to Operating Income, see Note 3 in the Notes to the Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2022. All total stockholder return calculations assume reinvestment of dividends.

We are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation of the Company’s named
executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission,
including the Compensation Discussion and Analysis,
compensation tables, and narrative discussion is hereby
APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE COMPENSATION OF THE NEOs AS DISCLOSED IN

THIS PROXY STATEMENT.

Proposal 3

Advisory Vote on the Frequency of Future Advisory Votes

on the Compensation of Our Named Executive Officers

Under the Dodd-Frank Act and Security and Exchange Commission (“SEC”) regulations, stockholders are entitled to vote on how frequently we should seek an advisory vote on the compensation of the NEOs, commonly referred to as a “Say on Frequency” vote. By voting on this proposal, stockholders may indicate whether they prefer to vote on NEO compensation every one, two, or three years. Pursuant to the Dodd-Frank Act, this stockholder vote on the frequency of the stockholder vote, which must be held at least once every six years, is an advisory vote only, and it is not binding on the Company or the Board.

The Company’s last Say on Frequency vote occurred at the 2017 Annual Meeting. At that meeting, stockholders voted in favor of holding an advisory vote to approve NEO compensation every year. Since that time, we have held a vote on NEO compensation on an annual basis. It is expected that the next Say on Frequency vote will occur at the 2029 Annual Meeting.

Although the vote is non-binding, the Compensation and Human Resources Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on NEO compensation.

The Board has determined that continuing the practice of an annual advisory stockholder vote on NEO compensation is the most appropriate approach for the Company and its stockholders. In formulating its recommendation, our Board considered that an annual advisory vote on NEO compensation will allow our stockholders to provide direct and timely input on our compensation principles, policies, and practices.

If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR ONE YEAR for the frequency of the future advisory stockholder votes on NEO compensation. The alternative receiving the greatest number of votes — ONE YEAR, TWO YEARS, or THREE YEARS — will be the frequency that stockholders approve.

THE BOARD RECOMMENDS A VOTE FOR “ONE YEAR” ON PROPOSAL THREE REGARDING THE FREQUENCY OF FUTURE STOCKHOLDER VOTES ON THE COMPENSATION OF THE NEOs.

Proposal 4

Ratification of the Appointment of KPMG LLP

as Our Independent Registered Public

Accounting Firm for the 2023 Fiscal Year

The Audit Committee of the Board has appointed KPMG LLP to continue as our independent registered public accounting firm for the 2023 fiscal year. We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm. If our stockholders do not ratify this appointment, the Audit Committee will consider the reasons for the rejection and whether it should select a different firm; however, it is not required to do so. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of the Company and our stockholders.

A representative of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR THE 2023 FISCAL YEAR.

Audit and Non-Audit Fees

The following table sets forth the fees for audit and other services rendered by KPMG LLP for each of the last two fiscal years (in thousands).

	2022	2021

Audit Fees (1)	$3,308	$3,169

Audit-Related Fees (2)	–	34

Tax Fees (3)	33	162

Total	3,341	3,365

(1)

Represents fees billed for the audit of our financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting, and for services that are provided by KPMG LLP in connection with statutory regulatory filings or engagements.

(2)	Represents fees billed for assurance and consultative related services.
(3)	Represents fees billed for tax compliance, including review of tax returns, tax advice, and tax planning.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit services provided by our independent registered public accountants. In addition, all non-audit services provided by KPMG LLP are pre-approved in accordance with our policy that prohibits our independent registered public accountants from providing services specifically prohibited by the SEC. For permissible non-audit services, the Audit Committee has delegated pre-approval authority to the Audit Committee Chair. In addition, the Audit Committee has approved annual maximum amounts for tax advisory and tax return services. No engagements are commenced until the Audit Committee Chair’s approval has been received. All approved services are reported to the full Audit Committee at each quarterly meeting. In accordance with the foregoing, all services provided by KPMG LLP in 2021 and 2022 were pre-approved by the Audit Committee.

Audit Committee Report

The Audit Committee maintains effective working relationships with the Board, management, the Company’s internal auditors, and KPMG LLP, the Company’s independent registered public accounting firm (the “Independent Accountants”). As set forth in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our Company’s consolidated financial statements and disclosures are complete and accurate and in accordance with U.S. generally accepted accounting principles and applicable rules and regulations. The Independent Accountants are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the conformity of these financial statements with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting.

The Audit Committee has (1) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2022 with the Company’s management and with the Independent Accountants; (2) discussed with the Independent Accountants the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and (3) received the written disclosures and the letter from the Independent Accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the Independent Accountants the Independent Accountants’ independence and considered whether the provision of non-audit services by the Independent Accountants to the Company is compatible with the Independent Accountants’ independence.

Members of the Audit Committee rely, without independent verification, on the information provided and on the representations made by management and the Independent Accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s consolidated financial statements have been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that the Company’s Independent Accountants are in fact “independent.”

Based upon the reviews and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Submitted by the Audit Committee of the Board:

Gregory T. Swienton (Chair)
Sherry L. Buck
Janet K. Cooper
Todd J. Teske

Corporate Governance

Board of Directors

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors be “independent,” and that the Compensation and Human Resources, Board Governance, and Audit Committees consist exclusively of independent directors as defined under the NYSE listing standards, the Exchange Act, and any other applicable laws or regulations regarding independence. No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company.

Applying these standards, the Board has determined that all of our Board members are independent, except Alok Maskara, our Chief Executive Officer (“CEO”). All of the members of the Board’s Compensation and Human Resources, Board Governance, and Audit Committees are independent directors (see the table under “Board Committees” below).

In making its determination as to the independence of our directors, the Board Governance Committee and the Board considered that (a) Mr. Teske served as Interim CEO of the Company for less than two months from March 23, 2022 to May 9, 2022 and (b) Ms. Rucker serves as a member of the Board of Directors of HP Inc., and Mr. Wall serves as a special advisor to the CEO of HP Inc., which provides computer equipment and related items to the Company in the ordinary course of business. The Board affirmatively determined that no director had a material relationship with the Company despite these facts.

Board Meetings and Leadership Structure

Mr. Teske serves as independent Chair of the Board. As independent Chair, Mr. Teske, among other things, presided at all meetings of the Board, including executive sessions of the independent directors, served as liaison between the CEO and the independent directors, assisted in planning agendas for Board meetings, and advised on the presentation of information provided to the Board.

The Board met seven times in 2022. All directors attended more than 75% of the total number of all meetings of the Board and committees of the Board on which they served. Our Corporate Governance Guidelines include a policy that Board members are expected to attend the Annual Meeting. All of the individuals serving as directors at the time of our 2022 Annual Meeting of Stockholders attended our 2022 Annual Meeting of Stockholders, and we expect all current directors to attend the 2023 Annual Meeting.

Board Oversight of ESG

Our Board and Board Committees oversee all aspects of our Company sustainability and ESG goals, policies, and initiatives as shown in more detail in the table below:

Governance	Full Board	Public Policy	Audit	Governance	Compensation & HR
Shareholder Rights
Executive Compensation
Accounting and Tax Transparency
Board Composition and Diversity
Risk Management
Business Ethics and Compliance
Public Policy
Cyber Security and Data Privacy

Environmental	Full Board	Public Policy	Audit	Governance	Compensation & HR
Product Efficiency and Innovation
Energy Management
Waste Management
Refrigerant Management
Climate Change and GHG Emissions
Water Stewardship
Product Lifecycle Management and Materials Sourcing

Social	Full Board	Public Policy	Audit	Governance	Compensation & HR
Culture and Values
Employee Health and Safety
Employee Diversity, Inclusion, and Engagement
Pay Equity
Employee Training and Development
Benefits & Pension
Product Safety
Supply Chain
Community Involvement and Charitable Giving

Board Committees

The standing committees of the Board are as follows: Audit, Board Governance, Compensation and Human Resources, and Public Policy. The Board has adopted charters for each of these committees, copies of which are available on our website at www.lennoxinternational.com by following the links “About Us — Corporate Governance — Committee Charters.” Each of these Board committees is led by a different independent director and all members of our Board committees are independent directors.

The following table provides current membership information for each of the Board committees and indicates which directors our Board determined are independent, as defined by the NYSE.

Name	Independent	Audit	Board Governance	Compensation and Human Resources	Public Policy

Sherry L. Buck	✓	✓			✓

Janet K. Cooper	✓	✓	✓*

Alok Maskara

John W. Norris, III	✓			✓	✓

Karen H. Quintos	✓		✓		✓*

Kim K.W. Rucker	✓		✓	✓*

Gregory T. Swienton	✓	✓*		✓

Todd J. Teske	✓	✓			✓

Shane D. Wall	✓		✓	✓

*	Committee Chair

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements and related systems of internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee also has the direct responsibility for the appointment, compensation, retention, and oversight of our Independent Accountants.

The Board has determined that each Audit Committee member is independent, as independence is defined for audit committee members by the SEC and the NYSE. The Board has also determined that each Audit Committee member is “financially literate” as defined by the NYSE, has accounting or related financial management expertise, and is an audit committee financial expert as defined by the SEC. The Audit Committee met nine times in 2022.

Board Governance Committee

The Board Governance Committee assists the Board by identifying individuals qualified to become Board members, developing qualification criteria for Board membership, making recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees, developing and recommending to the Board any changes to the Corporate Governance Guidelines and Code of Business Conduct applicable to our Company, and overseeing the evaluation of our Board and each of the Board’s committees. The Board Governance Committee also conducts an individual peer review for any directors who are scheduled to be re-nominated. The Board has determined that each member of the Board Governance Committee is independent as independence is defined by the NYSE. The Board Governance Committee met three times in 2022.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee determines the compensation philosophy and oversees the compensation programs for the Company’s executive officers and the non-employee members of the Board. This Committee’s responsibilities include oversight of the short- and long-term incentive plans and the senior management succession plans. The Committee also reviews the funding requirements and investment policies for the defined benefit and defined contribution retirement plans, and the performance of investment funds, investment advisors, and investment managers under those plans. The Committee may delegate its responsibilities to a subcommittee comprised of Committee members.

Although the Committee seeks input from the CEO on various elements of executive compensation, the Committee determines and approves the final compensation elements and amounts to be provided to the Company’s NEOs. The independent members of the Board (rather than the Committee) have direct responsibility for approving CEO and Board compensation; however, the Committee reviews and recommends proposed changes to CEO and Board compensation to the independent members of the Board for approval. See “Executive Compensation — Compensation Discussion and Analysis” for information concerning the Committee’s philosophy and objectives in overseeing executive compensation. The Board has affirmatively determined that each member of the Committee is independent as defined for compensation committee members by the NYSE. The Board has also determined that each member of the Committee is a “non-employee director” for purposes of Section 16b-3 of the Exchange Act. The Committee met seven times in 2022.

The Committee’s charter authorizes the Committee to retain third-party compensation consultants and to obtain advice and assistance from internal or external legal, accounting, or other advisors. For 2022, the Committee retained Pearl Meyer. Pearl Meyer does not provide any other services to the Company. See “Executive Compensation — Compensation Discussion and Analysis” for further information regarding our executive compensation programs and the scope of services provided by Pearl Meyer. The Committee has concluded that Pearl Meyer’s work does not raise any conflicts of interest that require disclosure under applicable SEC regulations.

Public Policy Committee

The Public Policy Committee is responsible for overseeing the Company’s (a) actions in furtherance of corporate environmental and social responsibilities and other sustainability issues of significance to investors and other key Company stakeholders and (b) health and safety issues. The Board has determined that each Public Policy Committee member is independent as defined by the NYSE. The Public Policy Committee met twice in 2022.

Director Nomination Process and Nominee Criteria

The Board is responsible for nominating candidates for Board membership. The Board has delegated the director screening and recruitment process to the Board Governance Committee. In this capacity, the Board Governance Committee develops and periodically reviews the qualification criteria for Board membership, identifies new director candidates, and makes recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees. The Board Governance Committee typically retains a third-party search firm to assist in identifying and evaluating potential new director candidates. We strive to maintain a well-rounded Board with a diversity of experience, functional expertise, and industry knowledge. Required qualifications for Board membership vary according to the particular areas of expertise, experience and skills being sought to complement the existing Board composition at the time of any vacancy.

According to our Corporate Governance Guidelines, the Board Governance Committee considers the following factors in evaluating candidates, in addition to other factors that the Board Governance Committee deems relevant:

●	Personal Characteristics: leadership, integrity, interpersonal skills and effectiveness, accountability, and high performance standards;

●

Business Attributes: high levels of leadership experience in business, substantial knowledge of issues faced by publicly-traded companies, experience in positions demonstrating expertise, including on other boards of directors, financial acumen, industry and Company knowledge, diversity of viewpoints, and experience in international markets and strategic planning;

●	Independence: independence based on the standards established by the NYSE, the SEC, and any other applicable laws or regulations;

●

Professional Responsibilities: willingness to commit the time required to fully discharge his or her responsibilities, commitment to attend meetings, ability and willingness to represent the stockholders’ long- and short-term interests, awareness of our responsibilities to our customers, employees, suppliers, regulatory bodies and the communities in which we operate and willingness to advance his or her opinions while supporting the majority Board decision, assuming questions of ethics or propriety are not involved;

●	Governance Responsibility: ability to understand, and distinguish between, the roles of governance and management; and

●	Availability and Commitment: availability based on the number of commitments to other entities existing or contemplated by the candidate.

Our Corporate Governance Guidelines specifically state that the Board believes in the value of Board diversity and is committed to developing a diverse pool of potential candidates for Board service. Consequently, when nominating new directors, the Board will seek the best qualified candidates. To achieve a high performing Board, diversity is essential, including diversity of professional experience, race, ethnicity, gender, age, and cultural background. The Board and the Board Governance Committee will consider race, ethnicity, and gender diversity when developing a pool of potential candidates for future Board service. Our current Board reflects this effort. Among other things, four of the Company’s directors are female, and two of the Company’s directors are racially diverse.

In addition, we believe that diversity with respect to tenure is important to benefit from both fresh perspectives and deep experience and knowledge of our Company and our business. Therefore, we aim to maintain an appropriate balance of tenure among our directors. In furtherance of its succession planning responsibility, the Board has appointed a third of its directors (three new directors) since 2019. The average tenure of our directors is 9.72 years.

When a vacancy occurs on the Board, a majority of the directors then in office may fill the vacancy or the size of the Board may be reduced. The Board Governance Committee considers nominees for election to the Board recommended by stockholders in the same manner as other candidates.

Experience and Skills of our Directors

Our directors bring a well-rounded variety of experience and skills and represent a mix of deep knowledge of the Company and fresh perspectives. The experience and skills that the Board considers in evaluating its membership, and which inform Board succession planning and our director nomination processes, are highlighted in the following table. The table also identifies which directors have particularly strong experience and skills in the areas described below. Further information about each individual director is set forth in the director biographies in this proxy statement.

Stockholder Nominations for Director

A stockholder wishing to nominate a candidate for election to the Board at a meeting of the stockholders (“Nominating Stockholder”) is required to give written notice to our Corporate Secretary of his or her intention to make a nomination in accordance with the terms of our Bylaws. The Nominating Stockholder must be a holder of record of stock of the Company entitled to vote at the annual meeting of stockholders and must appear at the annual meeting of stockholders to nominate such person. The Nominating Stockholder must include a written consent from its proposed director nominee. The proposed director nominee must also represent and agree that he or she (1) has not and will not give any assurance or commitment not disclosed to the Company on how he or she would vote on any issue or question, (2) has not and will not become party to any agreement not disclosed to the Company regarding direct or indirect compensation (other than from the Company) for his or her service as a director, and (3) if elected, will comply with all applicable policies and guidelines of the Company. We must receive the notice of nomination at least 60 days but no more than 90 days prior to the annual meeting of stockholders. However, if we give less than 70 days’ notice of the date of the annual meeting of stockholders, the notice of nomination must be received within 10 days following the date on which notice of the date of the annual meeting of stockholders was mailed or such public disclosure was made to our stockholders.

Pursuant to our Bylaws, the notice for the proposed director nominee must contain certain information about the nominee, the Nominating Stockholder and any person “acting in concert” with the Nominating Stockholder, including descriptions of any arrangements or understanding related to the nomination, the information that would be required if such person was making a stockholder proposal (as described under “Other Information – Stockholder Proposals for the 2024 Annual Meeting of Stockholders”), and other information sufficient to allow the Board Governance Committee to determine if the candidate meets our qualification criteria for Board membership. The Board Governance Committee may require the proposed director nominee to furnish additional information in order to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will be disregarded. Nominating Stockholders whose nominations comply with the foregoing procedure and who meet the criteria described above under the heading “Director Nomination Process and Nominee Criteria” and in our Corporate Governance Guidelines, will be evaluated by the Board Governance Committee in the same manner as the Board Governance Committee’s nominees.

Communications with Directors

Stockholders and all other interested parties may send written communications to the Board by email to directors@lennoxintl.com, or by regular mail to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Board of Directors, c/o Corporate Secretary.

Communications received by the Corporate Secretary will be delivered to one or more members of the Board or management, as determined by the Corporate Secretary. Any allegations of accounting, internal controls, or auditing-related complaints or concerns will be directed to the Chair of the Audit Committee.

ESG

Environmental Focus and Sustainability

We are a global leader in energy-efficient climate-control solutions dedicated to sustainability and creating comfortable and healthier environments for our residential and commercial customers, while reducing their carbon footprint. We lead the field in innovation with our air conditioning, heating, indoor air quality, and refrigeration systems.

In 2021, we set aggressive targets to reduce our greenhouse gas (GHG) emissions in line with the Science Based Target initiative (SBTi), a global coalition dedicated to curbing global warming based on climate science. SBTi has approved our targets, confirming our commitment to sustainability. Our targets, measured from a baseline in 2019, include reducing absolute Scope 1 and 2 emissions by 37.5% by 2034 and reducing Scope 3 emissions by 30%.

In 2014, we set goals to reduce the Company’s consumption of energy and water and to reduce the Company’s manufacturing waste by 25% by 2024. We have already exceeded our water and waste reduction goals and expect to meet our energy reduction goal. Our substantial progress towards meeting and exceeding these 2024 goals has been achieved by investing capital dedicated to sustainability projects, engaging our employees to identify and complete environmentally progressive projects, and encouraging employees to adopt conservation-minded behaviors. We are in the process of creating new targets for water, waste, and energy reduction.

When we published our first ESG report covering the 2019 calendar year, we aligned our performance disclosures with the Sustainability Accounting Standards Board (SASB) and Task Force for Climate Financial Disclosure (TCFD), two of the most globally recognized ESG frameworks. In 2021, we also adopted the United Nations Sustainable Development Goals (UN SDGs) most relevant to the Company’s business. These frameworks and goals allow investors to compare companies across meaningful topics, again demonstrating our commitment to ESG.

For more information regarding our commitment to leadership in ESG matters, please see our website at www.lennoxinternational.com under the heading “ESG.” Information in our ESG Report is not incorporated by reference in this Proxy Statement.

Risk Management

While the Board oversees the Company’s risk management, our management is responsible for the development, implementation, and maintenance of our risk management processes. Management provides periodic reports to the Board and Board committees on its assessment of strategic, operational, legal and compliance, information security, and financial reporting risks to the Company. The Board and Board committees, as appropriate, review and consider the management reports provided on the Company’s enterprise risk and risk management strategy.

Enterprise Risk Management

Our Enterprise Risk Management program, which identifies and addresses risk, is typically presented to the full Board twice a year. The Audit Committee oversees the guidelines and policies that govern the Company’s processes to assess and manage significant enterprise risk exposure.

Compensation Risk

The Board reviews the Company’s compensation policies and practices to determine if risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. All of the Company’s material incentive compensation plans are reviewed at least annually. Based on these reviews, the Board has not identified any risks arising from the compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. See “Executive Compensation — Compensation Discussion and Analysis” for more information about the design of our compensation program and risk mitigation compensation practices we have incorporated into our compensation program, including stock ownership guidelines and claw-back provisions.

Cyber-Security/Information Security Risk

On an ongoing basis, the Company analyzes and assesses information security risks associated with our business. That assessment is primarily the responsibility of the Company’s information technology department, with input from our Data Protection & Cybersecurity Steering

Committee, comprised of employees with relevant expertise. The Company seeks to adhere to the NIST Cyber-Security Framework, which provides best practice guidance on how to prevent, detect, and respond to cyberattacks. As part of the Company’s information security risk management program, the Company routinely tests our controls and information systems to help maintain compliance with our security policies and procedures and industry standards and requires that IT infrastructure associated with sensitive customer credit card information be audited and certified by a quality security party. We also provide information security training for our employees and business partners. In addition, the Company maintains information security risk insurance.

Twice a year, management updates the Board on the Company’s information security policies and procedures, including, training, risk assessment, internal controls, security software, evaluation and testing, insurance, incident response plans, and forward-looking information security strategies. Additionally, our policies require our Board to be notified of breaches to our information systems based on pre-defined severity thresholds. Five of our directors, Janet K. Cooper, Alok Maskara, Gregory T. Swienton, Todd J. Teske, and Shane D. Wall, have experience and expertise in addressing cybersecurity issues.

Other Corporate Governance Policies and Practices

Code of Business Conduct

The Company has adopted a Code of Business Conduct that applies to all its directors and employees, including its senior financial and principal executive officers. The Code of Business Conduct covers a variety of matters, such as acting with integrity and compliance with laws, including anti-corruption laws. Amendments to and waivers, if any, of the Code of Business Conduct as it pertains to the executive officers will be disclosed on our website. The Code of Business Conduct is available on the Company’s website at www.lennoxinternational.com by following the links “About Us — Ethics & Compliance — Code of Business Conduct.”

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available on the Company’s website at www.lennoxinternational.com by following the links “About Us — Corporate Governance — Corporate Governance Guidelines.”

Insider Trading Policy

The Company has adopted an insider trading policy and procedures designed to promote compliance with insider trading laws.

Executive Session Meetings

The non-management directors of our Board, all of whom are independent, meet regularly in executive session without the presence of management. In 2022, the independent Chair of the Board chaired the executive session meetings of our independent directors.

Whistleblower Procedures

The Audit Committee has established procedures for the handling of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding such matters. The Company’s Code of Business Conduct prohibits retaliation against employees who report violations or suspected violations of the Code of Business Conduct.

Director Compensation

In 2022, our director compensation program consisted of annual retainers and long-term incentive compensation. The Company uses a combination of cash, stock, and long-term equity awards to provide market-competitive compensation to members of our Board.

Each year, the Committee reviews benchmark data from our Compensation Peer Group and other general industry surveys to assess the competitiveness of our director compensation program. If the Committee believes changes are warranted to the Board compensation program, the Committee recommends the proposed changes to the independent members of the Board for approval.

2022 Annual Compensation

In 2022, we provided the following annual retainers, which are paid in quarterly installments, and long-term incentive awards to members of our Board.

Board Retainer for Each Director	Board Leadership Retainers		Long-Term Incentive Award for Each Director

$105,000 payable in cash with the option to receive in Company common stock	● Chair of the Board: ● Lead Independent Director: ● Audit Chair: ● Compensation and Human Resources Chair: ● Board Governance Chair: ● Public Policy Chair:	$ 132,500 $ 25,000 $ 20,000 $ 15,000 $ 15,000 $ 10,000	$145,000 RSU Award

Non-Employee Directors’ Compensation and Deferral Plan

Under this plan, non-employee directors may receive all or a portion of their annual retainer for service on the Board in Company common stock.

Long-Term Incentive Compensation

Non-employee directors receive 100% of their long-term incentive in the form of RSUs under the 2019 Equity and Incentive Compensation Plan. In 2022, we awarded each non-employee director 567 RSUs. Generally, the RSUs vest three years following the date of grant provided that the director remains on our Board throughout the vesting period.

Perquisites and Other Compensation

We allow our non-employee directors to participate in our employee rebate program, which provides rebates on eligible residential heating and air conditioning equipment, accessories, and supplies. We also reimburse all non-employee directors for their reasonable expenses incurred in connection with attendance at Board or Board committee meetings.

Stock Ownership Guidelines

Pursuant to our Corporate Governance Guidelines, each non-employee director is required to own shares of our common stock having a value of at least five times their annual retainer within five years after their first election to the Board. Directors must retain their net shares (after income tax withholding) until they have met their ownership requirement. Unvested RSUs and shares of common stock owned count towards this requirement.

As of December 31, 2022, all non-employee directors were in compliance with these stock ownership guidelines.

2022 Director Compensation Table

The following table provides information regarding compensation earned in 2022 by each non-employee director excluding Todd J. Teske. Mr. Teske served as our interim Chief Executive Officer for less than two months, from March 23, 2022 to May 9, 2022, and his compensation for service as a director is fully reflected in the 2022 Summary Compensation Table.

Name	Fees Earned ($)(1)	Stock Awards ($)(2)	Total ($)

Sherry L. Buck	105,000	139,068	244,068

Janet K. Cooper	116,625	139,068	255,693

Max H. Mitchell	105,000	259,329	364,329

John W. Norris, III	115,000	139,068	254,068

Karen H. Quintos	105,000	139,068	244,068

Kim K.W. Rucker	120,000	139,068	259,068

Gregory T. Swienton	125,000	139,068	264,068

Shane D. Wall	105,000	139,068	244,068

(1)

The table below identifies the allocation between cash and stock of the retainer fees earned in 2022 by each non-employee director. Mr. Mitchell resigned from the Board on November 28, 2022, due to the substantial demands and increased time commitment required for his service in connection with the planned separation of Crane Holdings, Co. into two publicly traded companies.

Name	Paid in Stock ($)	Paid in Cash ($)

Sherry L. Buck	—	105,000

Janet K. Cooper	—	116,625

Max H. Mitchell	—	105,000

John W. Norris, III	—	115,000

Karen H. Quintos	52,281	52,719

Kim K.W. Rucker	—	120,000

Gregory T. Swienton	—	125,000

Shane D. Wall	104,409	591

(2)

For Mr. Mitchell, the amount represents the incremental expense associated with the vesting of outstanding RSUs upon his separation from the Board on November 28, 2022. For the other non-employee directors, the amounts shown represent the grant date fair value (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) in accordance with FASB ASC Topic 718, in connection with RSUs granted under the 2019 Equity and Incentive Compensation Plan. The grant date fair value of RSUs granted to non-employee directors (other than Mr. Mitchell) in 2022, calculated in accordance with FASB ASC Topic 718, is as follows:

	Grant Date	RSUs Granted in 2022 (#)	Grant Date Fair Value Per Share ($)(a)	Grant Date Fair Value ($)
Each Non-Employee Director	December 9, 2022	567	245.27	139,068

(a)	$245.27 is the dividend discounted value, based on a dividend yield of 1.89%, of the average of the high and low NYSE trading prices of our common stock on the date of the grant, which was $259.56.

The following table provides information regarding the aggregate number of outstanding RSUs held by each non-employee director as of December 31, 2022. RSUs generally vest on the third anniversary of the date of grant.

Name	Aggregate RSUs Outstanding as of December 31, 2022 (# of shares)

Sherry L. Buck	1,439

Janet K. Cooper	1,439

Max H. Mitchell	N/A

John W. Norris, III	1,439

Karen H. Quintos	1,439

Kim K.W. Rucker	1,439

Gregory T. Swienton	1,439

Todd J. Teske	1,439

Shane D. Wall	1,439

Executive Compensation

Compensation Discussion and Analysis

2022 CD&A At-A-Glance

This Compensation Discussion and Analysis (“CD&A”) reviews the philosophy, objectives, and elements of our executive compensation program, and describes the 2022 compensation earned by our named executive officers (“NEOs”). It also describes the process followed by the Compensation and Human Resources Committee (the “Committee”) for making pay decisions, as well as its rationale for specific pay decisions for 2022 executive compensation.

At our 2022 Annual Meeting, the advisory vote on the compensation of the Company’s NEOs received the approval of approximately 75% of the stockholders voting for or against this proposal, well below the average of 96% of shareholder support we have received since 2015. Following the vote, we increased our shareholder engagement efforts to seek feedback and better understand our investors’ perspectives on our executive compensation program. We reached out to our top 50 shareholders who voted against our Say-on-Pay proposal. The Company appreciates the valuable input received from shareholders on all topics, which has provided a better perspective on their priorities.

Below is an overview of the key concerns voiced during the shareholder outreach, and actions the Company took in response:

Concerns we heard:	Actions taken:

Retention equity granted in 2021, including lack of performance criteria and shorter vesting provisions.	Amidst the Company’s leadership transition in 2021, the Company granted one-time, first-ever retention awards to NEOs. The Company has no plans of granting similar awards in the future.

Single-trigger equity vesting in change-in-control (CIC) agreements. Legacy excise tax gross-ups in CIC agreements.	In 2022, the Company terminated existing CIC agreements with NEOs and adopted a CIC severance plan, which included double-trigger equity vesting and eliminated excise tax gross-ups for all employees. The plan also reduced cash severance payable to the CEO & NEOs and eliminated enhanced pension benefits.

Similar metrics for short-term and long-term incentive plans.	The Company added a revenue metric to the 2023 short-term incentive plan.

Lack of formal stock holding requirements.	Effective 2022, the Company revised its executive stock ownership requirements to require NEOs to retain net shares (after tax withholdings) until they have met the ownership requirement. The Company also increased the minimum stock ownership requirement for the CEO to six times annual base salary.

Following the filing of this Proxy Statement, the Company will conduct another round of shareholder outreach to our top 50 investors, who collectively represent more than half of our outstanding common stock. The purpose will be to highlight the effectiveness of the Company’s executive compensation programs, provide updates on executive compensation components that were modified in 2022, and request additional feedback.

Our business continued to strengthen in 2022 with the Company delivering year-over-year revenue growth of 13%. Operating income increased 11%, GAAP net income increased 7% to $497 million, and GAAP earnings per share from continuing operations was up 12% to $13.88.

More information about our 2022 business achievements, and the resulting compensation actions taken by the Committee are summarized below.

2022 Named Executive Officers (“NEOs”)

NEO	Title
Alok Maskara (1)	President and Chief Executive Officer (“CEO”)
Joseph W. Reitmeier	Executive Vice President and Chief Financial Officer (“CFO”)
Gary S. Bedard	Executive Vice President and President, Refrigeration
Joseph F. Nassab (2)	Executive Vice President and President, Commercial Heating & Cooling
Douglas L. Young	Executive Vice President and President, Residential Heating & Cooling
Todd M. Bluedorn (3)	Former Chairman and Chief Executive Officer
Todd J. Teske (4)	Chair of the Board and former Interim President and Chief Executive Officer

(1)	On March 22, 2022, the Board appointed Mr. Maskara as President and CEO, effective May 9, 2022.

(2)	Mr. Nassab was promoted to Executive Vice President and President, Commercial Heating & Cooling on May 4, 2022.

(3)	Mr. Bluedorn resigned on March 17, 2022, effective March 23, 2022.

(4)	Mr. Teske assumed the responsibilities of Interim President and CEO from March 23, 2022 through May 8, 2022 and continues to serve as Chair of the Board.

Leadership Transitions

The Company seamlessly executed its leadership transition plan during 2022. As announced by the Board in July 2021, Todd Bluedorn, then Chairman of the Board and CEO, advised the Board that he intended to resign by mid-2022. After 15 years of distinguished service, Mr. Bluedorn resigned effective on March 23, 2022.

The Board appointed Todd J. Teske as Chairman of the Board, effective March 23, 2022, and Alok Maskara as President and CEO, effective May 9, 2022. The Board also appointed Mr. Teske as Interim President and CEO of the Company, effective March 23, 2022, until Mr. Maskara’s start date of May 9, 2022. Mr. Teske had previously served as Lead Independent Director of the Board since 2015 and as a member of the Board since 2011. While serving as Interim CEO, Mr. Teske did not serve as a member of any of the Board’s committees and received monthly compensation of $150,000, inclusive of travel and living expenses.

In connection with Mr. Maskara’s appointment to President and CEO, the Board approved the following compensation arrangement:

●	Annual base salary of $1,034,000.

●	Participation in the Company’s short-term incentive program with a target of 120% of base salary.

●

A one-time sign-on award intended to generally replicate the amount and timing of the annual and long-term incentive compensation forfeited by Mr. Maskara at his prior employer. This award consisted of:

(1)

restricted stock units (“RSUs”) with a grant date value of $1,000,000, with one-half of the RSUs vesting 12 months after Mr. Maskara’s commencement of employment and the remaining one-half of the RSUs vesting 24 months after Mr. Maskara’s commencement of employment. Pursuant to the Company’s stock ownership guidelines, Mr. Maskara must hold these shares when distributed at least until he has met the stock ownership requirement of six times base salary;

(2)

performance share units (“PSUs”) with a grant date value of $2,000,000, which will vest on December 31, 2024 based on performance against the core net income growth and return on invested capital performance goals; and

(3)	a cash payment of $1,000,000, subject to a two-year clawback for voluntary departure without good reason or termination for cause.

The compensation arrangement provided to Mr. Maskara is market competitive. A one-time sign-on award is customary practice when hiring a CEO who, at the time served as the CEO of a publicly traded company and forfeited substantial unvested incentive compensation. Half of this award is performance based, and the total award generally replicates the amount and timing of annual and long-term incentive compensation forfeited by Mr. Maskara at his prior employer. It has been 15 years since the Company provided a sign-on award to an incoming chief executive officer. Mr. Maskara does not participate in the Company’s legacy defined benefit Supplemental Retirement Plan, as that plan was closed to new participants in 2018.

In addition to the successful CEO leadership transition, on May 4, 2022, the Company promoted Joseph Nassab to President of our Commercial business segment. Mr. Nassab previously served as Vice President and General Manager of Allied Air, where he delivered exceptional growth and profitability for over a decade. In connection with his promotion and newly expanded responsibilities, Mr. Nassab received a RSU award with a grant date value of $500,000, which vests on the third anniversary of the grant date. Under Mr. Nassab’s leadership, we’ve taken aggressive actions to improve operational performance of the Commercial business segment and started construction on a second factory.

In November 2022, the Company announced the retirement of Doug Young, the long-standing President of our Residential business segment, effective June 30, 2023, and the appointment of Gary Bedard as President of our Residential business segment, effective January 1, 2023. Mr. Young’s availability during the first half of 2023 will help ensure a seamless transition that maintains momentum on critical initiatives across the Residential business. Mr. Bedard most recently served as President of our Refrigeration business segment since 2017. Prior to leading the Refrigeration business segment, Mr. Bedard served as Vice President and General Manager of our flagship Lennox Residential business unit.

Executive Summary

The Company’s executive compensation program is designed to attract, retain, and motivate leadership talent, align with short- and long-term business goals, maintain market competitiveness and increase stockholder value by maintaining a strong alignment between pay and performance.

Highlights of our 2022 financial performance and a description of the linkage between executive compensation and financial performance are set forth below.

Financial Highlights

In 2022, the Company posted record highs for revenue and earnings per share, while gross profit and segment profit margin improved over the prior year. Highlights of our 2022 performance include the following:

●	Quarterly dividends resulted in approximately $142 million cash paid to stockholders and we used an additional $300 million to purchase shares under our share repurchase plans.

Financial results, including those from prior periods, are described in more detail in our Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 21, 2023 (“Form 10-K”). For further detail and a reconciliation of segment profit to operating income, see Note 3 in the Notes to the Consolidated Financial Statements in our Form 10-K. All total stockholder return calculations assume reinvestment of dividends.

Compensation Highlights

The Committee believes that the design of the Company’s executive compensation program provides a direct link between Company performance and the compensation to our NEOs. Our executive compensation program has three primary elements: base salary, short-term incentives (as part of our Short-Term Incentive (“STI”) Program), and long-term equity incentives (as part of our Long-Term Incentive (“LTI”) Program). Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive executive compensation program. Short-term incentives reward the achievement of annual goals, while long-term incentives drive our NEOs to focus on continuous stockholder value creation.

●	Base salaries: NEOs’ base salaries are adjusted annually, effective April 1. The average increase in 2022 was 2.9% with a range of 0% to 5.0%.

●

STI Program: STI amounts are determined by Company performance against the earnings and cash flow goals, as approved by the Committee. Once the Company’s performance against goals is determined, 25% of that amount may be modified from 0% to 225% based on each NEO’s individual performance. When determining whether to modify an NEO’s calculated STI amount, the Committee considered each NEO’s performance against specific financial, operational, and strategic objectives, as well as each NEO’s contribution to our environmental, social, and governance (“ESG”) goals. The Company’s ESG goals include reducing the environmental impact of our products and operations, reducing the number of safety incidents in our operations, and enhancing the diversity and inclusiveness of our workforce. For more information on the Company’s ESG performance, view our ESG Report at www.lennoxinternational.com.

For 2022, Company performance against the STI earnings goals was approximately at target, however the performance against the STI cash flow goals fell short of threshold achievement, resulting in an STI payout of approximately 59% of target. Certain NEOs with STI goals tied to their business segment performance had higher payouts. Performance goals were not adjusted, and no discretionary payments were made to NEOs.

●

LTI Program: NEOs receive 50% of their annual LTI grant in the form of performance-based restricted stock units (“PSUs”), which vest after three years. In 2022 the NEOs earned approximately 130% of their target PSUs based on net income and ROIC performance over the 2020-2022 three-year period.

Stockholder Input

The Committee considers input from stockholders, including the result of the annual Say-on-Pay vote, in determining compensation policies and decisions. At our 2022 Annual Meeting, the advisory vote on the compensation of the Company’s NEOs received the approval of approximately 75% of the stockholders voting for or against this proposal, well below the average of 96% of shareholder support we have received since 2015. Following the vote, we increased our shareholder engagement efforts to seek feedback and better understand our investors’ perspectives on our executive compensation program. We reached out to all top 50 shareholders who voted against our Say-on-Pay proposal.

Concerns we heard:	Actions taken:

Retention equity granted in 2021, including lack of performance criteria and shorter vesting provisions.	Amidst the Company’s leadership transition in 2021, the Company granted one-time, first-ever retention awards to NEOs. The Company has no plans of granting similar awards in the future.

Single-trigger equity vesting in CIC agreements. Legacy excise tax gross-ups in CIC agreements.	In 2022, the Company terminated existing CIC agreements with NEOs and adopted a CIC severance plan, which included double-trigger equity vesting and eliminated excise tax gross-ups for all employees. The plan also reduced cash severance payable to the CEO & NEOs and eliminated enhanced pension benefits.

Similar metrics for short-term and long-term incentive plans.	The Company added a revenue metric to the 2023 short-term incentive plan.

Lack of formal stock holding requirements.	Effective 2022, the Company revised its executive stock ownership requirements to require NEOs to retain net shares until they have met the ownership requirement. The Company also increased the minimum stock ownership requirement for the CEO to six times annual base salary.

Promptly following the filing of this Proxy Statement, the Company will conduct another round of shareholder outreach to its top 50 investors, who collectively represent more than half of its outstanding common stock. The purpose will be to highlight the effectiveness of the Company’s executive compensation programs, provide updates on executive compensation components that were modified in 2022, and to request additional feedback.

Positive Governance Practices

The Committee assesses trends and developments in executive compensation practices and implements those that best fit with the Company’s business strategy and our stockholders’ long-term interests. Below are some of the practices we have incorporated into our executive compensation program:

What We Do	What We Don’t Do

Median compensation philosophy	No excise tax gross-ups

Pay-for-performance linkage	No hedging of Company stock

Long-term balance in compensation structure	No pledging of Company stock

Use of independent compensation consultant	No dividends on equity awards in annual grant

Annual risk assessment	No repricing of stock appreciation rights or options

Rigorous stock ownership guidelines	No cash buyouts of underwater stock appreciation rights or options

Clawback provisions	No significant annual perquisites

Non-Competition / Non-Solicitation restrictions

Annual review of share utilization

Regular market assessment of our peer group

Change-in-Control double-trigger for severance and equity vesting

What Guides Our Program

Pay-for-Performance

We maintain a pay-for-performance philosophy designed to reward successful execution of our business strategy and achievement of desired business results, with a focus on aligning compensation with stockholders’ interests. When our financial results exceed performance goals, monetary rewards to our NEOs generally pay out at higher levels. When our financial results fall below performance goals, monetary awards to our NEOs generally pay out at lower levels or not at all.

Recent payouts under our STI and LTI Programs demonstrate the strong link between Company performance and payments made to our NEOs. In 2022, the Company’s overall profitability and free cash flow performance resulted in below target level payouts under our annual STI program for NEOs with performance goals tied solely to overall Company performance. While the Company’s performance against earnings goals approximated target achievement, it fell short of the threshold performance goal on cash flow, which resulted in an overall payout of 59% of target.

Under our LTI Program, record weighted average return on invested capital of 47.5% for the 2020-2022 performance period exceeded the maximum payout goal for that metric, while the core net income compound annual growth rate of 7.3% for that same period was above threshold achievement. As a result, our NEOs received a PSU payout of approximately 130% under our LTI plan, consistent with our pay-for-performance approach and results-oriented compensation.

The graph below illustrates the directional alignment of pay and performance by showing changes in CEO annual compensation (using totals from the Summary Compensation Table, excluding changes in pension value) versus changes in total stockholder return (“TSR”) over the last several years. While pension values are disclosed in the Summary Compensation Table pursuant to applicable reporting requirements, we excluded the annual change in pension value for purposes of analyzing pay for performance for the following reasons:

●	Pension values can swing significantly year-to-year based upon changing interest rates, which rates have nothing to do with the CEO’s years of service or compensation.

●	Depending on the NEO’s retirement date – and subsequent movement of interest rates – annual change in pension values may not result in realized compensation.

●	While the Committee monitors all compensation earned by its NEOs, including pension, interest rate driven changes in pension value are not considered by the Company in setting pay.

●	The Company closed the defined benefit Supplemental Retirement Plan to new participants in 2018.

The SEC followed this same approach in the new Pay versus Performance disclosure by requiring companies to include pension benefits actually attributable to service during the relevant periods, but not the impact of changes in interest rates. See the Company’s Pay versus Performance disclosure for more information.

$ amounts are in thousands. CEO pay excludes changes in pension value for all years. For 2022, CEO pay includes Bluedorn, Teske and Maskara. TSR represents the change in a $100 investment from December 31, 2017, assuming reinvestment of dividends.

The volatility in the chart above is primarily due to Mr. Bluedorn not receiving an LTI grant in December 2021 because of his impending resignation, and the subsequent one-time sign-on award to Mr. Maskara in 2022 as compensation for incentive compensation forfeited from his prior employer. The chart below averages CEO pay for 2021 and 2022 to provide a more appropriate picture of CEO compensation since the CEO transition spanned calendar years.

$ amounts are in thousands. CEO pay excludes changes in pension value for all years. For 2022, CEO pay includes Bluedorn, Teske and Maskara. TSR represents the change in a $100 investment from December 31, 2017, assuming reinvestment of dividends.

Key Strategic Objectives

The strategic objectives of our executive compensation program are to:

●	attract, retain, and motivate top executive talent;

●	align compensation with the achievement of short-term and long-term business goals;

●	maintain a market-competitive executive compensation program; and

●	drive increased stockholder value by maintaining a strong alignment between pay and performance.

The following table lists each element of executive compensation and how the Committee believes it correlates to our compensation philosophy and key objectives:

Executive Compensation Elements	Attract Top Talent	Retain & Motivate Top Talent	Achieve Short- Term Goals	Achieve Long- Term Goals	Maintain Market Competitiveness	Pay for Performance

Base Salary	✓	✓			✓

Short-Term Incentive Program	✓	✓	✓		✓	✓

Long-Term Incentive Program:

Performance Share Units	✓	✓		✓	✓	✓

Restricted Stock Units	✓	✓			✓

Stock Appreciation Rights	✓	✓	✓	✓	✓	✓

Perquisites	✓				✓

Benefit Programs	✓				✓

Pay Positioning and Compensation Mix

For 2022, the Committee targeted all elements of compensation for the Company’s NEOs at the 50th percentile of the market and granted a majority of the NEOs’ total target compensation in the form of incentive compensation. The following chart shows the 2022 average total target direct compensation mix for the CEO and NEOs. For purposes of determining target compensation mix for the CEO, data has been annualized and does not include one-time sign-on awards.

CEO & NEOs – Target Compensation Mix

The Decision-Making Process

Role of the Compensation and Human Resource Committee

The Committee establishes and administers our executive compensation program, practices, and policies. The Committee receives input from management and its independent compensation consultant, and considers competitive practices, our business objectives, stockholder interests, regulatory requirements, and other relevant factors to develop our executive compensation program in an effort to most effectively drive the achievement of the Company’s business objectives.

Role of Senior Management

The Committee obtains input from management and the Committee’s independent consultant when making NEO compensation decisions. The CEO makes recommendations to the Committee with respect to all elements of compensation for each NEO, excluding himself. The CEO’s recommendations on NEO pay are developed in consultation with the Chief Human Resources Officer and the Committee’s independent compensation consultant and are considered with market data. The Committee determines and approves the final compensation elements and amounts to be provided to the NEOs.

The Committee reviews and recommends proposed changes to CEO compensation to the independent members of the Board for approval. All independent members of the Board (rather than just the Committee) have responsibility for approving CEO compensation.

Role of the Independent Compensation Consultant

In 2022, the Committee engaged Pearl Meyer to provide analysis, advice, and recommendations on executive compensation to the Committee. At the Committee’s request, Pearl Meyer performed the following services in 2022:

●	provided and analyzed data for all elements of CEO compensation;

●	reviewed and opined on our executive compensation philosophy;

●	reviewed and opined on our Compensation Peer Group;

●	provided and analyzed data for various elements of executive compensation;

●	reviewed and opined on our executive and Board compensation programs, including NEO and Board target compensation;

●	provided compensation data, analysis and insights related to the interim CEO and new CEO;

●	presented executive compensation trends and regulatory updates to the Committee;

●	provided input and perspective on various technical matters pertaining to executive compensation; and

●	reviewed and opined on modifications to the CIC program.

The Committee analyzed and considered the information provided by management and its consultants to determine the program design and the level and mix of each compensation element for the NEOs. The Committee conducted an independence assessment of Pearl Meyer in accordance with SEC rules. Based on this review, we are not aware of any conflict of interest raised by the work performed by the consultant that would prevent Pearl Meyer from serving as independent consultants to the Committee. Pearl Meyer reported directly to the Committee and did not provide any additional services to the Company or its management.

Market Competitive Compensation

To maintain a market-competitive program, the Committee uses benchmarking data when establishing executive compensation. Benchmarking against a representative peer group assists the Committee in assessing the competitiveness of our executive compensation program.

For the purposes of setting 2022 compensation, our Company’s compensation peer group, as reviewed and approved by the Committee, included the following 15 companies (the “Compensation Peer Group”):

● A. O. Smith Corporation	● Hubbell Inc.	● Regal Rexnord Corporation

● Acuity Brands, Inc.	● IDEX Corporation	● Rockwell Automation, Inc.

● Dover Corporation	● Masco Corporation	● Snap-On Incorporated

● Flowserve Corporation	● Owens Corning	● The Timken Company

● Fortune Brands Home & Security, Inc.	● Pentair, Inc.	● Xylem Inc.

The Committee selected the Compensation Peer Group using the following criteria:

●	industry — building products, electrical components/equipment and industrial machinery;

●	revenues of approximately 0.5 to 2.0 times our revenues;

●	business and product mix similar to ours; and

●	international presence and operations.

In 2022, the Committee analyzed the Compensation Peer Group on the criteria above and adjusted the group by replacing the Crane Company and Kennametal Incorporated, as Crane is in the process of a spin-off and Kennametal annual revenues dropped to below 50% of the Company’s annual revenue. With the addition of Masco Corporation and Xylem Inc., Lennox revenues are at the 50th percentile of the peer group and market capitalization is at the 44th percentile.

In addition to comparing our NEO compensation to the compensation of our Compensation Peer Group, the Committee also references published compensation data and other studies of compensation trends and market practices (this data and practices, including our Compensation Peer Group, is collectively referred to as the “Market”).

Beyond traditional Market analysis, the Committee also utilizes various other compensation analyses to assist with its decision-making process. Below are examples of information the Committee reviews and considers, as appropriate, when making compensation decisions:

●	“all in” compensation summaries and pay histories for the CEO and other executive officers;

●	CEO realized pay analysis;

●	CEO pay versus performance analysis;

●	dilution and share utilization analysis, projections and benchmarking;

●	equity compensation expense analysis;

●	short-term and long-term incentive design, metrics, and award type; and

●	short-term and long-term incentive plan performance results.

Market Competitive Three-Year CEO Compensation

In setting CEO compensation, the Committee evaluates elements of pay against our Compensation Peer Group with a focus on driving pay for performance and enhancing stockholder value. When assessing overall CEO pay compared to peers using data provided in the Summary Compensation Table, the Company believes it is appropriate to include pension benefits earned during the year but exclude changes in pension value related solely to declining interest rates for the following reasons:

●

When interest rates decline, it serves to artificially inflate the annual change in pension value. For example, the disclosed pension value for our CEO in 2020 was $6M. Approximately $4.6 million of that amount was due solely to interest rates declining 105 basis points during the year and approximately $1.4 million was due to benefits earned by our CEO under the Supplemental Retirement Plan based on service and compensation. While the $1.4 million earned benefit is properly viewed as compensation, the $4.6 million amount attributable solely to declining interest rates should be excluded when conducting a market pay analysis.

●	Conversely, when interest rates increase, it serves to artificially reduce pension value. However, decreases in pension value are not disclosed in the Summary Compensation Table.

●	While the Committee monitors all compensation earned by its NEOs, including pension, interest rate driven changes in pension value are not considered by the Committee in setting pay.

●	The Company closed the defined benefit Supplemental Retirement Plan to new participants in 2018.

The table below backs out the estimated change in pension value due solely to declining interest rates for the Company and our Compensation Peer Group, but includes the estimated benefits earned from additional years of service and compensation for each CEO. When limiting the pension value to benefits actually earned based on years of service and compensation, our CEO three-year average compensation for 2020 – 2022 is generally at the 50th percentile of our compensation peer group.

Three-Year Average CEO Pay Relative to Compensation Peer Group (2020 - 2022)

Note: Pension benefit received for additional year of service and compensation for CEO is included in estimates above.

The SEC followed this same approach in the new Pay versus Performance disclosure by requiring companies to include pension benefits actually attributable to service during the relevant periods but not the impact of changes in interest rates. See the Company’s Pay versus Performance disclosure for more information.

Components and Analysis of 2022 Executive Compensation

Base Salary

In establishing each NEO’s annual base salary, the Committee considered market data, each individual’s experience and responsibilities, our annual merit budget for all employees, achievement of performance objectives, internal equity and recommendations provided by the CEO for his direct reports.

The following table provides detail regarding base salaries for each NEO:

Name	Base Salary as of January 1, 2022	Increase Effective April 1, 2022	Base Salary as of April 1, 2022	Base Salary Earned in 2022

Alok Maskara (1)	$ N/A	N/A	$ N/A	$ 667,792

Joseph W. Reitmeier	565,000	3.5%	585,000	580,000

Gary S. Bedard	500,000	3.0%	515,000	511,250

Joseph F. Nassab (2)	372,522	5.0%	391,148	471,319

Douglas L. Young	620,000	3.2%	640,000	635,000

Todd M. Bluedorn (3)	1,230,000	0.0%	N/A	281,875

Todd J. Teske (4)	N/A	N/A	N/A	253,750

(1)	Mr. Maskara joined the Company on May 9, 2022, as President and CEO with an annual base salary of $1,034,000.

(2)	Mr. Nassab was subsequently promoted to President of our Commercial business segment on May 4, 2022, with an annual base salary of $520,000.

(3)	Mr. Bluedorn resigned effective on March 23, 2022.

(4)	Mr. Teske served as Interim President and CEO of the Company from March 23, 2022 through May 8, 2022 and received monthly compensation of $150,000 during that period.

In setting NEO base salaries, the Committee uses the 50th percentile of the market as a guideline and may adjust the base salaries based on a number of factors, which may include merit increases, the executive’s unique job responsibilities, management experience, individual contributions, number of years in his or her position and market position of current salary.

Short-Term Incentive Program

Our STI program as established under the Lennox International Inc. 2019 Equity and Incentive Compensation Plan, is an annual cash-based program for our NEOs designed to reward the successful performance of our Company, our business segments, and each individual NEO. In February 2022, the Committee approved financial metrics and performance goals required to be achieved for any payouts to be made under our STI Program. Under the STI Program, once the calculated STI amount is determined based on performance against the pre-approved goals, 25% of that amount may be modified up or down from 0% to 225% based on each NEO’s individual performance. However, the individual performance modifier may not increase the STI payout above

225% of the NEO’s STI target. The chart below illustrates how STI payouts are calculated for our NEOs:

Financial Performance. The following table summarizes the 2022 STI Program performance goals and payout opportunities, along with Company and business segment performance for each metric as approved by the Committee.

2022 Short-Term Incentive Program Summary — Financial Performance

($ in thousands)

Name(1)	Metric	Weight	Threshold	Target	Maximum	Performance

Alok Maskara,	Company Core Net Income(2)	60%	$ 407,101	$ 508,876	$ 585,207	$ 505,345

Joseph W. Reitmeier	Company Free Cash Flow(3)	40%	280,000	400,000	520,000	203,800

Payout Opportunity as a % of Target			50%	100%	225%

Gary S. Bedard	Refrigeration Segment Profit(4)	70%	$ 48,996	$ 58,130	$ 64,852	$ 78,741

	Refrigeration Segment Controllable Cash Flow(5)	30%	28,656	36,952	45,248	43,010

Payout Opportunity as a % of Target			50%	100%	225%

Joseph F. Nassab	Allied Business Unit Profit(6)	70%

	Residential Segment Controllable Cash Flow(5)	30%	325,717	420,009	514,301	326,463

Payout Opportunity as a % of Target			50%	100%	225%

Douglas L. Young	Residential Segment Profit(4)	70%	$490,093	$581,453	$648,697	$ 600,984

	Residential Segment Controllable Cash Flow(5)	30%	325,717	420,009	514,301	326,463

Payout Opportunity as a % of Target			50%	100%	225%

(1)

Mr. Maskara and Mr. Reitmeier were measured 100% on overall Company financial performance, which resulted in a calculated award of 59% of target. As the President of our Refrigeration segment, Mr. Bedard’s award was measured 50% on Refrigeration’s financial performance and 50% on overall Company financial performance. Refrigeration’s financial performance resulted in an award of 215% of target, which when blended with the Company’s award of 59% of target, resulted in an award of 137% of target for Mr. Bedard. As the General Manager of our Allied business unit at the time the 2022 STI Program opportunities were initially established, Mr. Nassab’s award was measured 60% on Allied’s financial performance, 20% on Residential Heating and Cooling’s financial performance, and 20% on overall Company financial performance. Allied’s financial performance resulted in an award of 173% of target, which when blended with the Residential segment’s award of 111%, and the Company’s award of 59% of target, resulted in an award of 138% of target for Mr. Nassab. As the President of our Residential Heating and Cooling segment, Mr. Young’s award was measured 50% on Residential Heating and Cooling’s financial performance and 50% on overall Company financial performance. Residential Heating and Cooling’s financial performance resulted in an award of 111% of target, which when blended with the Company’s award of 59% of target, resulted in an award of 85% of target for Mr. Young. Mr. Bluedorn and Mr. Teske did not participate in the 2022 STI Program.
(2)

Company core net income, a non-GAAP financial measure, is income from continuing operations, adjusted for 2022 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts and certain other items.

(3)

Company free cash flow, a non-GAAP financial measure, is net cash provided by operating activities less purchases of property, plant, and equipment plus proceeds from disposal of property, plant, and equipment.

(4)

Segment and business unit profit, a non-GAAP financial measure, is earnings from continuing operations for the applicable segment before interest expense, other expenses, and income taxes, adjusted for 2022 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts and certain other items.

(5)

Segment controllable cash flow, a non-GAAP financial measure is segment profit, defined above, less purchases of property, plant, and equipment plus proceeds from disposal of property, plant, and equipment, plus or minus changes in accounts receivable, inventory and accounts payable.

(6)

While the Company discloses Segment financial performance goals, it does not disclose financial performance goals relating to its Business Units. The Committee determined that public disclosure of the Allied Business Unit performance goals could cause competitive harm to the Company. Further, the Committee does not believe such information is material to an understanding of the Company’s executive compensation for the year ended December 31, 2022. In setting Business Unit target levels, the Committee uses the same philosophy and degree of difficulty as it uses in setting Company and Segment target levels.

Goal Setting. The Board is focused on setting targets that align with investor expectations. For 2022, the Company core net income goal at target was 24% higher than the target goal in 2021 and 10% higher than 2021 actual results. The Company free cash flow goal at target was 23% higher than the target goal in 2021 and approximately equivalent to 2021 actual results given increased investments in the business. For Residential, the segment earnings goal at target for 2022 was 26% higher than the target goal in 2021 and the controllable cash flow goal at target was 34% higher than the target goal in 2021. For Refrigeration, the segment earnings goal at target for 2022 was 31% higher than the target goal in 2021 and the controllable cash flow goal at target was 18% higher than the target goal in 2021.    For Allied, the business unit earnings goal at target for 2022 was 12% higher than the target goal in 2021 and the controllable cash flow goal at target was 34% higher than the target goal in 2021.

Individual Performance. Once the calculated STI amount is determined based on performance against the pre-approved earnings and cash flow goals, 25% of that amount may be modified up or down from 0% to 225% based on each NEO’s individual performance. When determining whether to modify an NEO’s calculated STI amount the Committee considered each NEO’s performance against specific financial, operational, and strategic objectives, as well as each NEO’s contribution to our environmental, social, and governance (ESG) goals. The Company’s ESG goals include reducing the environmental impact of our products and operations, reducing the number of safety incidents in our operations, and enhancing the diversity and inclusiveness of our workforce. The CEO reviewed with the Committee the individual performance of each NEO (other than himself). Based on exceptional performance in the Allied business unit which grew revenue and profit, the Committee approved a $29,220 increase to the STI payout for Mr. Nassab.

Targets and Payouts. Under the STI Program, target payout opportunities are determined as a percentage of base salary earned during the year. The target payout opportunities are based on market data using the 50th percentile as a guideline. Each NEO’s target percentage fits within this guideline and was unchanged for 2022.

Based on analysis of the market data and internal equity considerations, the Committee (or with respect to the CEO, the independent Board members) set the following STI targets for 2022. Based on financial and individual performance, the Committee (or with respect to the CEO, the independent Board members) approved the following 2022 payouts for each NEO:

2022 Short-Term Incentive Targets and Payouts

	2022 STI Target		2022 STI Payout

Name	% of Base Salary	$	% of Target	$

Alok Maskara (1)	120%	$801,350	59%	$472,476

Joseph W. Reitmeier	75	435,000	57	248,141

Gary S. Bedard	75	383,438	137	525,003

Joseph F. Nassab (2)	55	212,571	151	321,419

Douglas L. Young	75	476,250	85	403,622

Todd M. Bluedorn (3)	N/A	N/A	N/A	N/A

Todd J. Teske (4)	N/A	N/A	N/A	N/A

(1)	Mr. Maskara joined the Company on May 9, 2022 as President and CEO and received a pro-rata STI payout.
(2)

Mr. Nassab remained on the Allied STI plan – at his Allied salary and STI target – for the full year because: (1) he started the year as Vice President & General Manager of the Allied business unit and put the initiatives in place that led to record performance at Allied in 2022; and (2) Commercial business segment performance prior to Mr. Nassab’s appointment as President in May 2022 reduced Commercial business segment STI to zero. Beginning January 1, 2023, Mr. Nassab’s STI will be tied to the performance of the Commercial business segment.

(3)	Mr. Bluedorn resigned effective on March 23, 2022 and was not eligible to participate in the 2022 STI program.
(4)	Mr. Teske served as Interim President and CEO of the Company from March 23, 2022 through May 8, 2022 and was not eligible to participate in the 2022 STI program.

We include the short-term incentive payments made to the NEOs for 2022, which were approved by the Committee on February 23, 2023 and paid on March 15, 2023, in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Program

We have a LTI Program designed to incentivize those employees who have principal responsibility for our long-term profitability. We believe participation in our LTI Program aligns the interests of our NEOs with the interests of our stockholders.

We use a mix of performance share units (“PSUs”), restricted stock units (“RSUs”) and stock appreciation rights (“SARs”) in our LTI Program. PSUs and SARs reward performance, as measured by achievement of specified financial objectives for PSUs and stock price growth for SARs. RSUs help us retain key members of management through time-based vesting. The Committee allocated the mix of elements in our LTI Program in a manner designed to drive Company performance, retain key talent, and provide competitive compensation.

For 2022, the long-term incentive award allocations for our NEOs were as follows:

The Committee determines the grant date for all long-term incentive awards and has a long-standing practice of granting all awards at its regularly scheduled December meeting. The Committee sets the exercise price of our SARs at 100% of fair market value, which is defined as the average of the high and low New York Stock Exchange (“NYSE”) trading prices of our common stock on the date of grant.

The target award values under our LTI are based on market data for similar positions using the 50th percentile as a guideline. The number of shares available for grant under the 2019 Equity and Incentive Compensation Plan is also considered. In December 2022, the Committee established the target award values at or near the 50th percentile of the market for all NEOs. When determining the award sizes for each NEO, the Committee and independent Board members considered the NEO’s time in position, individual performance and potential, the NEO’s impact on the financial performance of the Company and internal equity.

Once the Committee determined the target long-term incentive award values for each NEO for the 2022 grants, 50% of the value was provided as PSUs, 30% as RSUs and 20% as SARs.

The following table summarizes the target award values and number of awards granted for each NEO:

	December 2022 Award Value				Number of Awards Granted

Name	PSUs	RSUs	SARs	Total	PSUs (1)	RSUs (1)	SARs (2)	Total

Alok Maskara	$2,500,000	$1,500,000	$1,000,000	$5,000,000	9,768	5,861	15,047	30,676

Joseph W. Reitmeier	750,000	450,000	300,000	1,500,000	2,931	1,758	4,514	9,203

Gary S. Bedard	600,000	360,000	240,000	1,200,000	2,344	1,407	3,611	7,362

Joseph F. Nassab	475,000	285,000	190,000	950,000	1,856	1,114	2,859	5,829

Douglas L. Young	650,000	390,000	260,000	1,300,000	2,540	1,524	3,912	7,976

Todd M. Bluedorn (3)	—	—	—	—	—	—	—	—

Todd J. Teske (4)	—	—	—	—	—	—	—	—

(1)

The number of PSUs and RSUs was determined by dividing the corresponding target award value by the closing price of our common stock on the NYSE averaged over the 30 calendar days ending on November 30, 2022 ($255.925).

(2)

The number of SARs granted was determined by dividing the corresponding target award value by the Black-Scholes value of our common stock based on the 30-calendar day average closing price of our common stock as of November 30, 2022 ($66.46).

(3)	Mr. Bluedorn resigned effective on March 23, 2022 and was not eligible to participate in the 2022 LTI program.

(4)

Mr. Teske served as Interim President and CEO of the Company from March 23, 2022 through May 8, 2022 and was not eligible to participate in the 2022 LTI program. Mr. Teske did receive an equity award of 567 RSUs in December 2022 as compensation for his service on the Board of Directors.

PSUs. To maintain our strong focus on long-term Company performance, we granted 50% of the December 2022 long-term incentive award in the form of PSUs. PSUs generally vest at the end of a three-year performance period. If at least the threshold performance level has been achieved at the end of the performance period, the PSUs are distributed in the form of Company common stock based on the performance achieved. Dividends are not earned or paid on PSU awards during the three-year performance period. The Committee determines the three-year measurement criteria annually, selecting financial metrics and setting performance goals designed to enhance stockholder value. The Committee certifies the financial performance levels following the end of the performance period and the Company distributes any earned shares.

December 2022 PSU Grant. The key attributes of the PSUs granted in December 2022 are summarized in the following table. The Committee established the Return on Invested Capital (“ROIC”) performance goals based on its assessment of desired return relative to the cost of capital as well as historical and projected ROIC outcomes. Similarly, the Committee set Company core net income growth performance goals based on historical results, projected outcomes of that measure, and expected market conditions. While specific forward-looking performance goals are not included in the table below in light of competitive sensitivities, the following chart broadly describes the performance required to achieve a target payout.

December 2022 PSU Grant

(for the January 1, 2023 — December 31, 2025 Performance Period)

Metric	Weight	Rationale for Selection	Measurement Period	Threshold	Target	Maximum

ROIC	50%	Measures efficient use of capital; higher ROIC correlates to greater cash flow	3-year weighted average (20% lowest year, 40% other two years)	No payout occurs unless ROIC exceeds the Company’s estimated cost of capital. Target payout occurs at approximately three times the Company’s estimated cost of capital

Company Core Net Income Growth	50%	Measures profitability: higher Company core net income correlates with higher earnings per share	3-year compound annual growth rate	Target payout requires high single digit core net income compound annual growth rate

Payout as a % of Target Award				50%	100%	200%

The PSUs granted to our NEOs in 2022 are included in the 2022 Grants of Plan-Based Awards Table in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column.

December 2019 PSU Grant. The key attributes of the PSUs granted in December 2019, which vested on December 31, 2022, are summarized in the following table along with the financial performance goals and payout opportunities versus performance. In 2022, NEOs earned a payout of approximately 130% of target for the PSUs granted in December 2019. The payout value is reflected in the 2022 Option/SAR Exercises and Stock Vested Table in the “Stock Awards - Value Realized on Vesting” column.

December 2019 PSU Grant

(for the January 1, 2020 — December 31, 2022 Performance Period)

Metric	Weight	Measurement Period	Threshold	Target	Maximum	Performance

ROIC(1)	50%	3-year weighted average (20% lowest year, 40% other two years)	20%	30%	40%	47.50%

Company Core Net Income	50%	3-year compound annual growth rate	6%	12%	20%	7.31%

Payout as a % of Target Award			50%	100%	200%	130.46%

(1)

Net operating profit after tax, a component of ROIC and a non-GAAP financial measure used for incentive compensation purposes, is income from continuing operations, adjusted for 2022 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts, pension settlement charges and certain other items.

RSUs. To support our leadership retention objectives, the Committee granted the NEOs 30% of the December 2022 long-term incentive award in the form of RSUs. RSUs generally vest and are distributed in shares of Company common stock three years following the date of grant if the recipient remains an employee of the Company and all other conditions of the award are met. Dividends are not earned or paid on RSUs during the three-year vesting period. The number of shares underlying RSUs granted to our NEOs in 2022 is included in the 2022 Grants of Plan-Based Awards Table in the “All Other Stock Awards: Number of Shares of Stock or Units” column.

SARs. To incentivize NEOs to grow our business and deliver increased returns to our stockholders, the Committee granted the NEOs 20% of the December 2022 LTI award in the form of SARs. SARs vest in one-third increments on each anniversary of the date of grant. Upon the exercise of vested SARs, the increase between the fair market value of our common stock on the date of grant and the fair market value on the date of the SAR exercise is paid in Company common stock. The grant date fair value and the SAR exercise price is determined on the date of grant. SARs granted in 2022 expire seven years from the date of grant. The number of SARs granted to our NEOs in 2022 is included in the 2022 Grants of Plan-Based Awards Table in the “All Other Option Awards: Number of Securities Underlying Options” column.

Other Compensation Practices, Policies and Programs

Stock Ownership Guidelines

The Company has stock ownership guidelines for the CEO and other NEOs. We believe stock ownership by executives aligns the interests of executives with the interests of our stockholders and motivates executives to build long-term stockholder value.

The following chart sets forth, as of December 31, 2022, for each NEO, the stock ownership requirements as a multiple of base salary, the total number of shares and unvested RSUs counted toward the stock ownership requirements, and the value of the shares and unvested RSUs as a multiple of base salary. NEOs must retain their net shares until they have met their ownership requirements. All NEOs who were serving as executive officers as of December 31, 2022 met the stock ownership guidelines as of such date, except for Mr. Maskara and Mr. Nassab who first became subject to these guidelines in 2022. NEOs are given five years from the date of appointment as an NEO to meet the guidelines.

Name	Ownership Requirement as a Multiple of Base Salary	Total Number of Shares and Unvested RSUs	Stock Ownership as Multiple of Base Salary(1)

Alok Maskara	6X	10,530	2.5X

Joseph W. Reitmeier	3X	26,339	11.0X

Gary S. Bedard	3X	21,190	10.0X

Douglas L. Young	3X	46,964	17.9X

Joseph F. Nassab	3X	5,562	2.6X

(1)	Based on the average daily closing price for 2022 of $244.02.

The Committee oversees and administers the stock ownership guidelines. If a NEO fails to comply with the guidelines, the Committee will determine any appropriate corrective measures to be taken.

Clawback Policy

Our Company has an incentive compensation clawback policy for the CEO and the other NEOs. Under this policy, in the event of any fraud or misconduct that results in a restatement of our Company’s financial results within three years of the filing of the original financial results, the Committee can recoup and cancel cash and equity-based incentive compensation. The Company will revise our clawback policy consistent with forthcoming amended NYSE listing standards as directed by the SEC.

Prohibition on Hedging / Pledging Policy

The Company’s Insider Trading Policy prohibits directors, NEOs, all other employees, and each of their designees from trading in any interest, security, or position relating to the future price of Company securities, such as a put, call, swap, short sale, hedge, or any other type of derivative security. It also prohibits directors, NEOs and all other employees from pledging Company securities as collateral for a loan, which would include purchases of Company securities on margin.

Benefit Programs

To attract top executive talent and as a market-competitive practice, we provide certain benefit programs to our NEOs (other than Mr. Teske) that are in addition to those provided to our employees generally. The following table summarizes the additional benefit programs in place during 2022 and the purpose of each program.

Additional Benefit Programs Offered to NEOs in 2022

Plan	Type	Purpose

Supplemental Restoration Retirement Plan	Non-Qualified Defined Contribution	Provide market-competitive retirement benefit by allowing contributions that could not otherwise occur because of limitations on compensation under federal tax rules.

Life Insurance Plan	Company-Sponsored Life Insurance	Provide market-competitive life insurance benefits. $3 million in coverage for our CEO. NEO plan includes base salary plus most recent bonus paid with a minimum of $1 million.

Supplemental Retirement Plan	Non-Qualified Defined Benefit	Closed Legacy Plan.

In 2018, the Committee closed the defined benefit Supplemental Retirement Plan to new participants and approved a defined contribution restoration plan for individuals who become eligible executive officers on or after January 1, 2019. The Committee made these changes to better align the Company’s non-qualified retirement benefit with current market practices.

Annual Perquisites

We believe providing reasonable perquisites is a market-competitive practice to attract and retain top executive talent. Rather than offering individual perquisites, however, we provide a monthly cash stipend to each of our NEOs (other than Mr. Teske) to allow more flexibility and choice. Our NEOs have full discretion on how the cash stipend is spent and it is not tracked by the Company after the money is paid. In addition, we offer the installation of Company products and equipment at each NEO’s home to promote our brand to business and personal guests. The value of the Company products and equipment is included as taxable income to each NEO.

Employment Agreements

We have employment agreements with each NEO as reviewed and approved by the Committee. We believe employment agreements are helpful in attracting and retaining top executive talent and for financial and business planning purposes. Our employment agreements and the potential payments and benefits to which each NEO would be entitled in the event of termination of employment are discussed in the Potential Payments Upon Termination or Change in Control section.

Change in Control Severance Plan

We believe CIC benefits are necessary to (1) retain key executives during periods of uncertainty; (2) enable executives to objectively evaluate, negotiate and execute a CIC transaction; (3) encourage executives to remain focused on running the business rather than seeking other employment in the event of a possible CIC; (4) preserve stockholder value by providing continuity of management during a transition period; and (5) provide benefit to the Company in the form of restrictive covenants, such as non-compete and non-solicitation provisions.

In December 2022, the Company and its NEOs terminated each NEO’s existing CIC agreement and the Company adopted a CIC severance plan, which included the following changes to better align with market practices:

•	Replaced single-trigger equity vesting with double-trigger equity vesting;

•	Eliminated excise tax gross-ups;

•	Reduced cash severance for NEOs (other than the CEO) from 3 times base pay and target bonus to 2 times base pay and target bonus;

•	Eliminated 15% of base salary payment in lieu of outplacement services, and replaced it with actual outplacement services;

•	Eliminated 45% of base salary payment in lieu of perquisites;

•	Eliminated incremental age and years of service benefit under Supplemental Retirement Plan; and

•	Reduced NEO (other than the CEO) health care coverage from 36 months to 24 months.

Our CIC severance plan and the potential payments and benefits to which each NEO would be entitled in the event of CIC are discussed in the Potential Payments Upon Termination or Change-in-Control section in the Summary Compensation Table.

Tax and Accounting Implications

Deductibility of Executive Compensation

Effective for taxable years beginning after December 31, 2017, The Tax Cuts and Jobs Act changed certain aspects of federal income taxation of executive compensation, including elimination of the “performance-based” compensation exemption to Section 162(m) which allowed a company to deduct “performance-based” compensation in excess of $1 million to NEOs. The Committee will continue to consider the income tax consequences to our Company when analyzing our executive compensation program. If granting awards or providing other executive compensation is consistent with Market data, our compensation philosophy or our strategic business goals, the Committee may provide executive compensation that is not fully deductible.

Non-Qualified Deferred Compensation

In addition to the frozen non-qualified Supplemental Retirement Plan, the Company also maintains a frozen non-qualified Profit Sharing Restoration Plan. Both of these deferred compensation plans are administered in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Accounting for Stock-Based Awards

When developing NEO compensation, the Committee considers the accounting consequences (in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”)) of the program design and award levels and structures the Company’s executive compensation program accordingly.

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the foregoing CD&A with management. Based on this review and discussion, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in our Form 10-K.

Submitted by the Compensation and Human Resource Committee of the Board:

Kim K.W. Rucker (Chair)

John W. Norris, III

Gregory T. Swienton

Shane D. Wall

Summary Compensation Table

The following table provides information regarding the total compensation of each of the Company’s NEOs for the years ended December 31, 2022, 2021, and 2020.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Alok Maskara	2022	667,792		1,000,000	6,708,818	971,133	472,476	—	277,560	10,097,779

President and Chief Executive

Officer

Joseph W. Reitmeier	2022	580,000		—	1,150,071	291,334	248,141	—	48,319	2,317,865

Executive Vice President and	2021	560,000			1,394,261	215,660	816,614	644,276	47,476	3,678,287

Chief Financial Officer	2020	561,350			758,252	184,070	553,000	1,239,612	47,155	3,343,439

Gary S. Bedard	2022	511,250		—	920,008	233,054	525,003	348,349	48,511	2,586,175

Executive Vice President and President,

Refrigeration

Joseph F. Nassab	2022	471,319		—	1,206,134	184,520	321,419	—	166,492	2,349,884

Executive Vice President and

President, Commercial Heating & Cooling

Douglas L. Young	2022	635,000		—	996,777	252,480	403,622	—	48,300	2,336,179

Executive Vice President and	2021	615,000			1,044,005	254,858	958,000	—	54,769	2,926,632

President, Residential Heating & Cooling	2020	618,000			902,668	219,128	630,000	1,235,828	55,943	3,661,567

Todd M. Bluedorn	2022	281,875		—	—	—	—	—	25,256	307,131

Chairman and Chief Executive	2021	1,221,250			—	—	3,180,135	578,204	47,756	5,027,345

Officer	2020	1,230,850			4,044,188	981,689	2,165,000	6,006,324	47,297	14,475,348

Todd J. Teske	2022	452,201	(6)	—	139,068	—	—	—	2,367	593,636

Chair of the Board and Former Interim

Chief Executive Officer

(1)

The amount shown for Mr. Maskara represents the cash sign-on bonus upon hire that is subject to a two-year clawback upon certain terminations. The cash and equity sign on awards to Mr. Maskara were intended to generally replicate the amount and timing of the annual and long-term incentive compensation forfeited at his prior employer.

(2)

The amounts shown represent the grant date fair value of the aggregate amount of all stock awards (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) for each year, in accordance with FASB ASC Topic 718, in connection with RSUs and PSUs granted under the 2019 Equity and Incentive Compensation Plan (for NEOs other than Mr. Teske and Mr. Bluedorn). For Mr. Teske, the amount shown represents the grant date fair value of the RSUs granted as compensation for service on the Board during 2022, which amount would have otherwise been disclosed in the “Stock Awards” column of the 2022 Director Compensation Table. Assumptions used in calculating these amounts are described in Note 15 of the Consolidated Financial Statements for the fiscal year ended December 31, 2022, included in our Form 10-K. Amounts for 2022 PSUs reflect the probable outcome for the awards on December 31, 2022 valued at the date of grant in accordance with FASB ASC Topic 718. If the

PSUs were valued at maximum performance levels, the total PSU value at grant date would be as follows:

	PSU Value at Maximum Performance Levels ($)
Name	2020	2021	2022

Alok Maskara			8,591,414

Joseph W. Reitmeier	947,881	1,104,345	1,437,773

Gary S. Bedard			1,149,826

Joseph F. Nassab			910,442

Douglas L. Young	1,128,202	1,304,849	1,245,972

Todd M. Bluedorn

Todd J. Teske

(3)

The amounts shown represent the grant date fair value of the aggregate amount of all SAR awards (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) for each year, in accordance with FASB ASC Topic 718, in connection with SARs granted under the 2019 Equity and Incentive Compensation Plan. Assumptions used in calculating these amounts are included in Note 15 of the Consolidated Financial Statements for the fiscal year ended December 31, 2022, included in our Form 10-K.

(4)

The amounts shown represent the aggregate change in the actuarial present value of accumulated pension benefits that accrued during the applicable year under our Supplemental Retirement Plan and frozen Consolidated Pension Plan, each as discussed under “Retirement Plans,” as a result of changes in the valuation discount rate, changes in compensation, and an additional one year of service, as applicable. For Mr. Bedard in 2022, the actuarial present value of pension benefits decreased by $57,729 for the Consolidated Pension Plan, and increased by $406,078 for the Supplemental Retirement Plan, resulting in a net increase of $348,349. For Mr. Young in 2022, the actuarial present value of pension benefits decreased for both the Consolidated Pension Plan by $63,353 and the Supplemental Retirement Plan by $1,996,664. For Mr. Bluedorn in 2022, the actuarial present value of pension benefits decreased for the Consolidated Pension Plan by $20,838. For Mr. Reitmeier in 2022, the actuarial present value of pension benefits decreased for both the Consolidated Pension Plan by $34,484 and the Supplemental Retirement Plan by $1,006,789. Since the net change in actuarial present value of pension benefits was negative in 2022 for Messrs. Bluedorn, Reitmeier, and Young, in accordance with SEC rules and related guidance, $0 is shown in the table. Mr. Maskara and Mr. Nassab do not participate in the Supplemental Retirement Plan or Consolidated Pension Plan. Mr. Teske did not participate in the Supplemental Retirement Plan or Consolidated Pension Plan during 2022. No above-market interest on nonqualified deferred compensation was earned.

(5)	The amounts shown include perquisites and other compensation. The following table identifies the amounts attributable to each category of perquisites and other compensation in 2022 for each NEO.

	Perquisites			Other Compensation
Name	Cash Stipend	Company Equipment and Installation	Relocation Assistance	Term Life Insurance Premiums	Retirement Contributions	Other	Total

Alok Maskara	$19,375	$106,221	$128,205	$991	$21,768	$1,000	$277,560

Joseph W. Reitmeier	30,000	—	—	19	18,300	—	48,319

Gary S. Bedard	30,000	—	—	211	18,300	—	48,511

Joseph F. Nassab	25,217	—	102,266	169	38,840	—	166,492

Douglas L. Young	30,000	—	—	—	18,300	—	48,300

Todd M. Bluedorn	6,875	—	—	81	18,300	—	25,256

Todd J. Teske	—	—	—	117	2,250	—	2,367

The values attributable to each item listed above are calculated as follows:

•	Cash Stipend — Cash paid to each NEO in lieu of individual perquisites.

•

Company Equipment and Installation — Company equipment is based on the purchase price of the equipment, adjusted in accordance with our employee rebate program. Installation of this equipment is based on the cost for installation paid by the Company in 2022.

•

Relocation Assistance — Based on the incremental cost paid or incurred by the Company in 2022 for the relocation of Mr. Maskara from Wisconsin to Texas and relocation of Mr. Nassab from South Carolina to Texas. Amounts include home sale and home purchase assistance, shipment of household goods, duplicate housing costs, and lump-sum relocation allowance.

•

Term Life Insurance Premiums — The amounts shown are based on the incremental cost paid in 2022 on behalf of each NEO for Basic Life and Basic Accidental Death and Dismemberment over and above the premiums we would otherwise pay under our life insurance program for other employees.

•

Retirement Contributions — For Mr. Maskara, the amount shown is based on company contributions made under our nonqualified defined contribution Supplemental Restoration Plan. For Mr. Nassab, $20,540 is based on company contributions made under our nonqualified defined contribution Supplemental Restoration Plan and $18,300 is based on Company contributions made under our qualified 401(k) Plan. For Messrs. Reitmeier, Young, Bedard, Bluedorn, and Teske, the amounts shown are based on Company contributions made under our qualified 401(k) Plan.

•	Other — Represents matching charitable contributions.

(6)

For Mr. Teske, amount reflects total compensation earned for services as interim Chief Executive Officer from March 23, 2022 to May 9, 2022 ($253,750), and retainer fees received for service on the Board during 2022 ($198,451), which would have otherwise been disclosed in the “Fees Earned or Paid in Cash” column of the 2022 Director Compensation Table.

2022 Grants of Plan-Based Awards

The following table provides information regarding short-term incentive awards and long-term incentive awards (PSUs, RSUs and SARs) granted under the 2019 Equity and Incentive Compensation Plan to our NEOs in 2022.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)
Alok Maskara	—	400,675	801,350	1,803,038
	12/9/2022				4,884	9,768	19,536					2,395,797
	5/9/2022				4,669	9,338	18,676					1,899,909
	12/9/2022							5,861				1,437,527
	5/9/2022							2,334				493,594
	5/9/2022							2,335				481,991
	12/9/2022								15,047	259.56	257.59	971,133
Joseph W. Reitmeier	—	217,500	435,000	978,750
	12/9/2022				1,466	2,931	5,862					718,886
	12/9/2022							1,758				431,185
	12/9/2022								4,514	259.56	257.59	291,334
Gary S. Bedard	—	191,719	383,438	862,736
	12/9/2022				1,172	2,344	4,688					574,913
	12/9/2022							1,407				345,095
	12/9/2022								3,611	259.56	257.59	233,054
Joseph F. Nassab	—	106,286	212,571	478,285
	12/9/2022				928	1,856	3,712					455,221
	12/9/2022							1,114				273,231
	5/4/2022							2,312				477,682
	12/9/2022								2,859	259.56	257.59	184,520
Douglas L. Young	—	238,125	476,250	1,071,563
	12/9/2022				1,270	2,540	5,080					622,986
	12/9/2022							1,524				373,791
	12/9/2022								3,912	259.56	257.59	252,480
Todd M. Bluedorn	—	—	—	—
Todd J. Teske	—	—	—	—				567				139,068

1)	The amounts shown represent award opportunities under our STI Program for 2022. The awards were paid March 15, 2023 in the amounts included in the Summary Compensation Table.

2)

9,338 PSUs were granted to Mr. Maskara on May 9, 2022 in connection with his appointment to President and CEO, which to the extent earned, will vest and be distributed in shares of our common stock at the end of the three-year performance period ending December 31, 2024. The PSUs granted on December 9, 2022, to the extent earned, will vest and be distributed in shares of our common stock at the end of the three-year performance period ending December 31, 2025.

3)

4,669 RSUs were granted to Mr. Maskara on May 9, 2022 in connection with his appointment to President and CEO, which one-half will vest and distribute in 12 months after grant and the remaining one-half will vest and distribute in 24 months after grant, subject to holding requirements upon distribution pursuant to the Company’s stock ownership guidelines. 2,312 RSUs were granted to Mr. Nassab on May 4, 2022 in connection with his promotion and newly expanded responsibilities, which will vest and distribute on the third anniversary of the date of grant, subject to holding requirements upon distribution pursuant to the Company’s stock ownership guidelines. For Mr. Teske, the amount shown represents the grant date fair value of the RSUs granted as compensation for service on the Board during 2022, which amount would have otherwise been disclosed in the “Stock Awards” column of the 2022 Director Compensation Table.

The RSUs granted on December 9, 2022 will vest and be distributed in shares of our common stock on the third anniversary of the date of grant.

4)	The amounts shown represent the number of SARs granted, which vest in one-third increments on each anniversary of the date of grant and expire seven years from the date of grant.

5)	The amounts shown reflect the exercise price of SARs granted, based on the average of the high and low NYSE trading prices of our common stock on the date of grant.

6)

The amounts shown represent the grant date fair values of PSUs, RSUs and SARs, calculated in accordance with FASB ASC Topic 718. The grant date fair value for SARs was determined using the Black-Scholes valuation model. The grant date fair value for the PSU and RSU awards equals the dividend-discounted value of our common stock on the date of grant. The assumptions used to calculate the grant date fair values of such awards are set forth below.

		Assumptions
Grant Date	Award	Volatility (%)	Expected Life (Years)	Dividend Yield (%)	Risk Free Interest Rate (%)	FMV Based on Average High/ Low NYSE Trading Prices on Date of Grant ($)	Grant Date Fair Value Per Share ($)

12/9/2022	PSU	—	—	1.89	—	259.56	245.270

5/9/2022	PSU	—	—	2.40	—	214.18	203.460

12/9/2022	RSU 3-year vest	—	—	1.89	—	259.56	245.270

5/9/2022	RSU 1-year vest	—	—	2.05	—	214.18	211.480

5/9/2022	RSU 2-year vest	—	—	2.26	—	214.18	206.420

5/4/2022	RSU 3-year vest	—	—	2.47	—	216.29	206.610

12/9/2022	SAR	29.90	4.18	2.01	3.88	259.56	64.540

Outstanding Equity Awards at 2022 Year-End

The following table provides information regarding all outstanding equity awards held by our NEOs as of December 31, 2022.

	Options/SAR Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable(1)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable(1)	Option/ SAR Exercise Price ($/Sh)(2)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Alok Maskara	—	15,047	259.560	12/9/2029	10,530	2,519,092	28,444	6,804,658

Joseph W. Reitmeier	8,677	—	156.940	12/9/2023	5,478	1,310,502	10,009	2,394,453

	6,573	—	205.530	12/8/2024

	5,404	—	214.630	12/7/2025

	5,058	—	257.080	12/13/2026

	2,222	1,112	278.000	12/11/2027

	1,019	2,040	328.650	12/10/2028

	0	4,514	259.560	12/9/2029

Gary S. Bedard	3,132	—	214.630	12/7/2025	4,830	1,155,481	8,432	2,017,187

	4,335	—	257.080	12/13/2026

	1,905	953	278.000	12/11/2027

	880	1,762	328.650	12/10/2028

	—	3,611	259.560	12/9/2029

Joseph F. Nassab	2,560	—	156.940	12/9/2023	4,082	976,537	4,044	967,446

	1,972	—	205.530	12/8/2024

	1,621	—	214.630	12/7/2025

	1,517	—	257.080	12/13/2026

	666	334	278.000	12/11/2027

	324	649	328.650	12/10/2028

	—	2,859	259.560	12/9/2029

Douglas L. Young	10,412	—	156.940	12/9/2023	4,043	967,207	10,934	2,615,741

	7,825	—	205.530	12/8/2024

	6,433	—	214.630	12/7/2025

	6,021	—	257.080	12/13/2026

	2,646	1,323	278.000	12/11/2027

	1,205	2,410	328.650	12/10/2028

	—	3,912	259.560	12/9/2029

Todd M. Bluedorn	—	—			—	—	—	—

Todd J. Teske	—	—			1,439	344,252	—	—

1)	Outstanding SARs vest in one-third increments on each anniversary of the date of grant, with the first anniversary date occurring one year after the date of grant.

2)

Pursuant to the LII 2010 Incentive Plan and the 2019 Equity and Incentive Compensation Plan, the exercise price for all outstanding SARs is based on the grant date fair market value, which is the average of the high and low NYSE trading prices of our common stock on the date of grant.

3)	The amounts shown represent all outstanding RSUs held by the NEOs. Refer to column (a) of the table below for the vesting dates of such awards.

4)	The amounts shown are based on the NYSE closing price of our common stock on December 30, 2022 ($239.23).

5)

The amounts shown represent outstanding PSUs held by the NEOs (other than Mr. Bluedorn and Mr. Teske). Refer to column (b) of the table below for the vesting dates of such awards and the performance assumptions used to calculate the number of unvested PSUs.

	(a) Shares or Units of Stock That Have Not Vested		(b) Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested
Name	Number of Awards	Vesting Date	Number of Awards	Vesting Date	Performance Assumption
Alok Maskara	2,334	5/9/2023	18,676	12/31/2024	Max
	2,335	5/9/2024	9,768	12/31/2025	Target
	5,861	12/9/2025

Total	10,530		28,444
Joseph W. Reitmeier	1,069	12/11/2023	3,564	12/31/2023	Max
	1,054	12/10/2024	3,514	12/31/2024	Max
	1,597	12/10/2023	2,931	12/31/2025	Target
	1,758	12/9/2025

Total	5,478		10,009
Gary S. Bedard	916	12/11/2023	3,054	12/31/2023	Max
	910	12/10/2024	3,034	12/31/2024	Max
	1,597	12/10/2023	2,344	12/31/2025	Target
	1,407	12/9/2025

Total	4,830		8,432
Joseph F. Nassab	321	12/11/2023	1,070	12/31/2023	Max
	335	12/10/2024	1,118	12/31/2024	Max
	2,312	5/4/2025	1,856	12/31/2025	Target
	1,114	12/9/2025

Total	4,082		4,044
Douglas L. Young	1,273	12/11/2023	4,242	12/31/2023	Max
	1,246	12/10/2024	4,152	12/31/2024	Max
	1,524	12/9/2025	2,540	12/31/2025	Target

Total	4,043		10,934
Todd J. Teske	441	12/11/2023
	431	12/10/2024
	567	12/9/2025

	1,439

2022 Option/SAR Exercises and Stock Vested

The following table provides information regarding the exercise of SARs by our NEOs and each vesting of RSUs and PSUs held by our NEOs in 2022.

	Options/SAR Awards		Stock Awards
Name	Number of SARs Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Alok Maskara	—	—	RSU	—	—
			PSU	—	—
Joseph W. Reitmeier	—	—	RSU	1,248	334,876
			PSU	2,713	653,100
Gary S. Bedard	—	—	RSU	1,069	286,845
			PSU	2,326	559,938
Joseph F. Nassab	—	—	RSU	1,958	525,390
			PSU	814	195,954
Douglas L. Young	—	—	RSU	1,485	398,470
			PSU	3,231	777,799
Todd M. Bluedorn	—	—	RSU	—	—
			PSU	—	—
Todd J. Teske	—	—	RSU	475	127,457
			PSU	—	—

1)	The dollar amounts shown for RSUs and PSUs are based on the average of the high and low NYSE trading prices of our common stock on the day of distribution.

Retirement Plans

Qualified Retirement Plans

Frozen Consolidated Pension and Profit Sharing Retirement Plans

Effective January 1, 2009, the Company’s Consolidated Pension Plan and Profit Sharing Retirement Plan were frozen. As of that date, benefits under the frozen Pension Plan stopped increasing with additional service and compensation, and additional contributions to the Profit Sharing Plan were discontinued.

The monthly target benefit under the frozen Pension Plan is based on 1.0% of final average annual pay, plus 0.6% of final average annual pay above Social Security covered compensation, multiplied by the number of years of credited service (not to exceed 30 years). The target benefit is reduced by the value of the participant’s defined contribution profit sharing account under the frozen Profit Sharing Plan, with the difference, if any, provided by the frozen Pension Plan. Participants vested in their frozen Pension Plan accrued benefits after five years of service and may commence unreduced benefits at age 65 (normal retirement age) or actuarially reduced benefits at younger ages if age and service requirements are met (generally the attainment of age 62 and 10 years of service or if age plus years of service total 80). Benefits are generally paid in the form of an annuity. We do not grant extra years of service under the Consolidated Pension Plan. Participants in the frozen Profit Sharing Plan are fully vested after six years of service and the Company directs the investment funds. Distributions may occur at separation from service and are eligible for roll-over into another qualified retirement plan.

401(k) Salaried Retirement Plan

Salaried employees are eligible to participate in this plan, and contributions can be made on a pre-tax or Roth post-tax basis, subject to limitations for qualified plans under the Code. Participants can contribute up to 75% of their eligible earnings and receive a Company match of 50% on up to 6% of their eligible pay. In addition, all participants (after completing one year of service) receive a base contribution equal to 3% of eligible pay. The match vests after the participant completes two years of service and the base contribution is fully vested.

Nonqualified Retirement Plans

Defined Contribution Supplemental Restoration Retirement Plan

New executive officers on or after January 1, 2019 are eligible for the Supplemental Restoration Retirement Plan, a nonqualified defined contribution plan that provides market-competitive retirement benefits by providing contributions that could not otherwise occur due to compensation limits under the Code. Participants receive 6% of eligible compensation as defined under the qualified 401(k) Plan that exceeds compensation limits under the Code for the applicable year. Eligible employer contributions are immediately vested.

Defined Benefit Supplemental Retirement Plan

In 2018, the Committee closed the defined benefit Supplemental Retirement Plan to new participants and approved the Supplemental Restoration Retirement Plan for individuals who become eligible executive officers on or after January 1, 2019. The Committee made these changes to better align the Company’s nonqualified retirement benefit with current market practices.

The purpose of our Supplemental Retirement Plan is to provide market-competitive executive level retirement benefit opportunities. It permits income above Code limitations to be considered in determining final average annual pay, doubles the rate of benefit accrual available under the frozen Pension Plan (2.0% of final average annual pay, plus 1.2% of final average annual pay above Social Security covered compensation), limits credited service to 15 years, generally permits early retirement on more favorable terms than the frozen Pension Plan (for example, unreduced benefits at age 62 with 10 years of service or unreduced benefits at age 60 if age plus years of service total 80), and pays benefits in the form of a lump-sum. Any benefits provided under the Supplemental Retirement Plan are reduced by the benefits payable under our Company’s frozen Pension Plan (as if such plan had not been frozen), frozen Profit Sharing Plan, and frozen Profit Sharing Restoration Plan. Participants become vested in their Supplemental Retirement Plan benefit after five years of service.

Frozen Profit-Sharing Restoration Plan

The Company froze the Profit Sharing Restoration Plan and discontinued contributions effective January 1, 2009. Distributions may occur at separation from service and may be paid as a lump-sum or in equal annual installments over either a five- or ten-year period. We direct the investment funds for the frozen Profit Sharing Restoration Plan, which mirror the investments and returns under the frozen Profit Sharing Retirement Plan. The weighted average annual rate of return for the calendar year ended December 31, 2022, was -15.4%.

2022 Pension Benefits

The following table provides information regarding the number of years of service credited to each NEO, the present value of accumulated benefits payable to each NEO under our frozen Consolidated Pension Plan and our Supplemental Retirement Plan as of December 31, 2022, and payments made to each NEO in 2022 under such plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Year ($)

Alok Maskara(2)	Consolidated Pension Plan (Frozen)	N/A	N/A	—

	Supplemental Retirement Plan	N/A	N/A	—

Joseph W. Reitmeier	Consolidated Pension Plan (Frozen)	3.3	45,336	—

	Supplemental Retirement Plan	10.6	3,307,847	—

Gary S. Bedard	Consolidated Pension Plan (Frozen)	10.5	—	—

	Supplemental Retirement Plan	5.3	520,495	—

Joseph F. Nassab(2)	Consolidated Pension Plan (Frozen)	N/A	N/A	—

	Supplemental Retirement Plan	N/A	N/A	—

Douglas L. Young	Consolidated Pension Plan (Frozen)	9.6	—	—

	Supplemental Retirement Plan	15.0	5,625,332	—

Todd M. Bluedorn	Consolidated Pension Plan (Frozen)	1.9	44,024	—

	Supplemental Retirement Plan	15.0	—	20,709,229

Todd J. Teske(2)	Consolidated Pension Plan (Frozen)	N/A	N/A	—

	Supplemental Retirement Plan	N/A	N/A	—

1)

The actuarial present value of the lump-sum accumulated benefit payable at December 31, 2022 is equal to the annualized present value factor, multiplied by the monthly benefit. The amounts shown are calculated in accordance with FASB ASC Topic 715, using a 5.23% interest (discount) rate for the Supplemental Retirement Plan and 5.57% for the Consolidated Pension Plan as of December 31, 2022 and the Pri-2012 healthy retiree mortality rates, with a white collar adjustment, with generational projections of mortality improvement using scale MP-2021. The calculations assume payments are deferred until age 65 for all participants under our frozen Consolidated Pension Plan and until the earliest unreduced retirement age for each participant under our Supplemental Retirement Plan. Additional assumptions are included in Note 10 of the Consolidated Financial Statements for the fiscal year ended December 31, 2022, included in our Form 10-K.

2)	Messrs. Maskara, Nassab, and Teske are not eligible to participate in the frozen Consolidated Pension Plan or the Supplemental Retirement Plan.

2022 Nonqualified Deferred Compensation

The following table provides information regarding contributions, earnings, withdrawals, and distributions under our frozen Profit Sharing Restoration Plan in 2022 for each NEO, as well as each NEO’s aggregate balance in such plan at December 31, 2022.

Name	Executive Contributions in Last Year ($)	Company Contributions in Last Year ($)	Aggregate Earnings in Last Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year-End ($)

Alok Maskara(1)	N/A	N/A	N/A	N/A	N/A

Joseph W. Reitmeier(1)	N/A	N/A	N/A	N/A	N/A

Gary S. Bedard(1)	N/A	N/A	N/A	N/A	N/A

Joseph F. Nassab(1)	N/A	N/A	N/A	N/A	N/A

Douglas L. Young	0	0	(87,757)	0	481,727

Todd M. Bluedorn	0	0	(21,506)	90,144	0

Todd J. Teske(1)	N/A	N/A	N/A	N/A	N/A

1)	Messrs. Maskara, Reitmeier, Bedard, Nassab, and Teske were not eligible to participate in the Profit Sharing Restoration Plan prior to the plan being frozen.

Potential Payments Upon Termination or Change in Control

Employment Agreements and Change in Control Severance Plan

The Company provides employment agreements to Messrs. Maskara, Reitmeier, Bedard, Nassab, and Young. These agreements serve as the basis for the payments and benefits to which each NEO would be entitled in the event of termination of employment not connected to a CIC transaction with our Company. In the event of termination in connection with a CIC, payments to NEOs are subject to our change in control severance plan.

Employment Agreements

The employment agreements with our NEOs establish the basis of compensation and responsibilities for each NEO and contain post-employment covenants, including non-competition of employment and non-solicitation of employees and customers for a period of 24 months following termination of employment. On January 1 of each year, the agreements automatically renew for an additional year, unless either party notifies the other in writing at least 30 days prior to such date of its decision not to renew the agreement. Except as otherwise provided below, the terms and conditions of our employment agreement with each NEO are substantially similar.

Change in Control Severance Plan

In 2022, the Company terminated all existing change-in-control agreements (“CIC Employment Agreements”) for its NEOs and adopted a change-in-control severance plan (the “CIC Severance Plan”). As described below, severance benefits and equity vesting are both tied to “double trigger.” The CIC Severance Plan does not provide for any excise tax gross-ups.

Payments Made Upon Voluntary Termination or Upon For Cause Termination

If a NEO voluntarily terminates his employment with our Company or we terminate a NEO for cause, he will be entitled to receive base salary through the last day of employment and a lump-sum payment equal to unused, accrued vacation days. Unvested SARs, RSUs and PSUs terminate on the NEO’s last day of employment. Vested SARs will be exercisable for 90 days after the last day of employment if the NEO voluntarily terminates his employment.

Payments Made Upon Retirement

If a NEO retires, he is entitled to receive his base salary through the last day of employment, a payment under our short-term incentive program based on company performance (prorated through the NEO’s last day of employment) and a lump-sum payment equal to unused, accrued vacation days. In addition, with respect to long-term incentive awards:

•	unvested SARs terminate on the NEO’s last day of employment and vested SARs remain exercisable for the remainder of the term of the award;

•	for RSUs, the NEO receives a prorated portion of shares based on the date of retirement at the end of the applicable vesting period; and

•

for PSUs, the NEO receives, to the extent earned based on achievement of specific performance measures, a prorated portion of shares based on the date of retirement at the end of the applicable performance period.

Payments Made Upon Involuntary or Not for Cause Termination

If we terminate a NEO prior to the expiration of his employment agreement (including non-renewal of the NEO’s agreement) for any reason other than for cause, the NEO is generally entitled to receive “normal severance compensation” or, in the NEO’s sole discretion, “enhanced severance benefits.” Under both severance packages:

•	all vested SARs continue to be exercisable for 90 days following the NEO’s last day of employment; and

•	unvested equity awards (SARs, RSUs and PSUs) terminate on the NEO’s last day of employment.

Normal Severance Compensation. If the NEO elects to receive “normal severance compensation,” he will receive monthly payments equal to the greater of (1) his monthly base salary for the remainder of the employment agreement’s term, or (2) three months of his monthly base salary in addition to any other compensation or benefits applicable to an employee at the NEO’s level, including a lump-sum payment equal to unused, accrued vacation days.

Enhanced Severance Benefits. If the NEO agrees to execute a written general release of any and all possible claims against us existing at the time of termination, we will provide the employee with

“enhanced severance benefits.” Payments provided under this severance arrangement, which are dependent on years of service with our Company, generally include the following:

Component	Less than Three Years of Service	Three or More Years of Service

Base Salary	One year of base salary	Two years of base salary

Short-Term Incentive	Lump-sum payment equal to all payments under our STI programs received by the NEO in the previous 12 months	Lump-sum payment equal to all payments under our STI programs received by the NEO in the previous 24 months

Payment in Lieu of Outplacement Services	Lump-sum payment equal to 10% of base salary	Same

Payment in Lieu of Perquisites	Lump-sum payment equal to 10% of base salary	Same

Post-Employment Health Care Coverage	Payment of COBRA premiums for up to 18 months while the NEO is unemployed and not eligible for other group health coverage and payment of the equivalent of such premium for up to an additional six months, should the NEO remain unemployed	Same

Death Benefit	If the NEO dies during the enhanced severance period, a lump-sum death benefit equal to six months of the NEO’s base salary will be paid to the NEO’s beneficiary	Same

Accrued Vacation	A lump-sum payment equal to unused, accrued vacation days	Same

Payments Made Upon Death or Disability

Generally, if a NEO dies during the term of his employment agreement, the NEO’s beneficiary is entitled to receive “normal severance compensation,” as described above. If a NEO becomes permanently disabled during the agreement term, he will generally be entitled to, at the NEO’s option, either “normal severance compensation” or “enhanced severance benefits,” as described above. In the case of either death or disability, with respect to long-term incentive awards:

•	all SARs vest immediately and remain exercisable for the duration of the term;

•	for RSUs, the NEO, or his beneficiary, receives a prorated payment based upon the portion of the vesting period the NEO actually served as an employee payable at the time employment ceases; and

•

for PSUs, the NEO, or his beneficiary, receives, to the extent earned based on achievement of performance measures, a prorated portion of shares based upon the portion of the performance period the NEO actually served as an employee, payable at the time employment ceases.

Payments Made to our CEO if he Terminates his Employment for “Good Reason,” Upon Involuntary — Not for Cause Termination, or Upon Death or Disability

Except as described below, Mr. Maskara receives similar severance benefits as the other NEOs. Mr. Maskara’s employment agreement provides for certain severance benefits in the event he terminates his employment for “good reason.” “Good reason” includes:

•

any change in Mr. Maskara’s position, authority, duties, or responsibilities inconsistent with the position of CEO (excluding de minimis changes and an isolated, insubstantial, and inadvertent action not taken in bad faith and promptly remedied by the Company after notice);

•

any failure by the Company to comply with any of the provisions of Mr. Maskara’s employment agreement (excluding an isolated, insubstantial, and inadvertent action not taken in bad faith and promptly remedied by the Company after notice);

•	the relocation of the principal place of Mr. Maskara’s employment by more than thirty-five (35) miles from our current headquarters in Richardson, Texas; or

•	any failure by our Board to nominate him for election by the stockholders as a director.

Pursuant to his employment agreement, in the event (1) Mr. Maskara terminates his employment for “good reason,” (2) we terminate him prior to the expiration of his employment agreement (including non-renewal of his agreement) for any reason other than for cause, or (3) Mr. Maskara becomes permanently disabled during the term of his employment agreement, he is entitled to receive “enhanced severance benefits” as described above under “Payments Made Upon Involuntary — Not For Cause Termination,” provided Mr. Maskara (or his personal representative, as applicable) agrees to execute a written general release of any and all possible claims against the Company existing at the time of termination.

Payments Made Upon a Change in Control

Definition of Change in Control

A CIC generally includes the occurrence of any of the following events, subject to certain exceptions:

•	an acquisition by a third party of 35% or more of our voting stock;

•	a change in a majority of Board members without majority Board approval;

•	stockholder approval of the liquidation or dissolution of our Company;

•	consummation of a merger, consolidation, or reorganization; or

•	consummation of the sale of substantially all corporate assets.

Definition of Good Reason

“Good reason,” under the CIC Severance Plan, includes:

•	any change in the NEO’s authorities, duties, or responsibilities (excluding de minimis changes);

•	any reduction in the NEO’s base salary, target STI bonus, or annual LTI awards;

•	a required relocation of more than 50 miles of the Company’s headquarters;

•	any failure by any successor to adopt and comply with the CIC severance plan; or

•	any failure to re-elect to the Board any NEO serving as a member of the Board.

Change in Control Benefits

If a NEO’s employment is terminated by the company without cause or by the NEO for “good reason” either (1) within two years following a CIC, or (2) within six months prior to a CIC, we will provide the NEO with the following CIC benefits:

Component	CIC Benefit

Base Salary Severance	Lump-sum payment equal to three times the CEO’s annual base salary, and two times annual base salary for other NEOs.

Prorated Bonus	Lump-sum payment equal to the NEO’s target bonus, prorated based on the last day of employment.

Bonus Severance	Lump-sum payment equal to three times the CEO’s target bonus, and two times target bonus for other NEOs.

Payment in Lieu of Outplacement Services	Payment for actual cost of outplacement services.

Post-Employment Health Care Coverage	Payment of COBRA premiums for up to 36 months for the CEO and 24 months for other NEOs while the NEO is unemployed and not eligible for other group health coverage.

Accrued Vacation	A lump-sum payment equal to unused, accrued vacation days.

Upon termination in connection with CIC, all outstanding SARs, RSUs and PSUs held by the NEO immediately vest and become exercisable, with applicable performance measures for outstanding PSUs deemed to have been satisfied at the greater of target or actual performance level. NEOs who are terminated within one year following a CIC have 90 days to exercise outstanding SARs.

To receive these CIC benefits, NEOs agree to certain post-employment covenants, including non-competition of employment and non-solicitation of employees and customers.

Tables Illustrating Potential Payments Upon Termination or Change in Control

The following tables provide information regarding the benefits to which each NEO would be entitled in the event of termination of such individual’s employment with our Company under specified circumstances, including a CIC. Except as otherwise noted, the amounts shown (1) are estimates only, and (2) assume that (a) termination was effective as of December 30, 2022, (b) the NEO did not take any vacation days in 2022, (c) in the case of disability, the NEO elects to receive “enhanced severance benefits,” (d) in the case of retirement, the NEO is eligible for retirement and (e) in the case of CIC, the NEO terminates for “good reason” or is involuntarily terminated without cause. The amounts shown for Long-Term Equity Accelerated Vesting reflect pro-rata vesting of unvested long-term incentive awards. These amounts are based on the NYSE closing price of our common stock on December 30, 2022, which was $239.23.

Mr. Bluedorn did not receive any enhanced compensation or benefits in connection with his departure from the Company on March 23, 2022, except that he is entitled to his accrued and vested benefits under the retirement plans in which he participates, including as described above under 2022 Pension Benefits and 2022 Nonqualified Deferred Compensation. Upon the completion of service as interim Chief Executive Officer, Mr. Teske received a prorated annual Board Chair fee of $132,500 in connection with his continued service as Chair of the Board. Mr. Teske is not eligible for any enhanced compensation or benefits in the event of his separation from the Board.

Alok Maskara

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance(1)	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	$0	$258,500	$1,034,000	$258,500	$1,034,000	$0	$3,102,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	1,240,800

Bonus	0	0	0	0	0	0	0	3,722,400

Outplacement Services (or payment in lieu)	0	0	0	103,400	0	103,400	0	6,800

Payment in Lieu of Perquisites	0	0	0	103,400	0	103,400	0	0

Post-Employment Health Care Coverage	0	0	0	53,287	0	0	0	82,193

Long-Term Equity Accelerated Vesting	0	1,666,476	0	0	1,666,476	1,666,476	0	7,089,820

Unused, Accrued Vacation	99,423	99,423	99,423	99,423	99,423	99,423	99,423	99,423

TOTAL	$99,423	$1,765,899	$357,923	$1,393,510	$2,024,399	$3,006,699	$99,423	$15,343,436

(1)

The amounts shown reflect the same severance benefits that would be provided to Mr. Maskara if he terminated employment with our Company for “good reason” under his employment agreement as discussed above.

Joseph W. Reitmeier

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	$0	$146,250	$1,170,000	$146,250	$1,170,000	$0	$1,170,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	438,750

Bonus	0	0	0	1,369,614	0	1,369,614	0	877,500

Outplacement Services (or payment in lieu)	0	0	0	58,500	0	58,500	0	6,800

Payment in Lieu of Perquisites	0	0	0	58,500	0	58,500	0	0

Post-Employment Health Care Coverage	0	0	0	48,038	0	0	0	48,038

Long-Term Equity Accelerated Vesting	0	1,323,660	0	0	1,323,660	1,323,660	0	2,858,320

Unused, Accrued Vacation	56,250	56,250	56,250	56,250	56,250	56,250	56,250	56,250

TOTAL	$56,250	$1,379,910	$202,500	$2,760,902	$1,526,160	$4,036,524	$56,250	$5,455,658

Gary S. Bedard

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	$0	$128,750	$1,030,000	$128,750	$1,030,000	$0	$1,030,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	386,250

Bonus	0	0	0	887,230	0	887,230	0	772,500

Outplacement Services (or payment in lieu)	0	0	0	51,500	0	51,500	0	6,800

Payment in Lieu of Perquisites	0	0	0	51,500	0	51,500	0	0

Post-Employment Health Care Coverage	0	0	0	47,770	0	0	0	47,770

Long-Term Equity Accelerated Vesting	0	1,165,050	0	0	1,165,050	1,165,050	0	2,444,452

Unused, Accrued Vacation	49,519	49,519	49,519	49,519	49,519	49,519	49,519	49,519

TOTAL	$49,519	$1,214,569	$178,269	$2,117,519	$1,343,319	$3,234,799	$49,519	$4,737,291

Joseph F. Nassab

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	$0	$130,000	$1,040,000	$130,000	$1,040,000	$0	$1,040,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	390,000

Bonus	0	0	0	709,106	0	709,106	0	780,000

Outplacement Services (or payment in lieu)	0	0	0	52,000	0	52,000	0	6,800

Payment in Lieu of Perquisites	0	0	0	52,000	0	52,000	0	0

Post-Employment Health Care Coverage	0	0	0	47,770	0	0	0	47,770

Long-Term Equity Accelerated Vesting	0	467,934	0	0	467,934	467,934	0	1,682,266

Unused, Accrued Vacation	50,000	50,000	50,000	50,000	50,000	50,000	50,000	50,000

TOTAL	$50,000	$517,934	$180,000	$1,950,876	$647,934	$2,371,040	$50,000	$3,996,836

Douglas L. Young

			Involuntary-Not For Cause Termination(1)
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	$0	$160,000	$1,280,000	$160,000	$1,280,000	$0	$1,280,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	480,000

Bonus	0	0	2,500,000	4,088,000	0	1,588,000	0	960,000

Outplacement Services (or payment in lieu)	0	0	0	64,000	0	64,000	0	6,800

Payment in Lieu of Perquisites	0	0	0	64,000	0	64,000	0	0

Post-Employment Health Care Coverage	0	0	0	32,892	0	0	0	32,892

Long-Term Equity Accelerated Vesting	0	1,328,444	0	0	1,328,444	1,328,444	0	2,578,900

Unused, Accrued Vacation	61,538	61,538	61,538	61,538	61,538	61,538	61,538	61,538

TOTAL	$61,538	$1,389,982	$2,721,538	$5,590,430	$1,549,982	$4,385,982	$61,538	$5,400,130

(1)

In accordance with Mr. Young’s retention agreement, the Bonus amounts shown under Involuntary-Not For Cause Termination include $2,500,000 if employment is terminated by the Company without cause prior to June 30, 2023.

CEO Pay Ratio

For 2022, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees of the Company other than the CEO was approximately 165 to 1. The 2022 CEO pay ratio was determined using the same median employee used to determine the 2021 CEO pay ratio as permitted under SEC rules, because there has been no change in our employee population or employee compensation arrangements that the Company believes would significantly impact the pay ratio disclosure. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.

Date Used to Identify Median Employee	October 31, 2021
Employee Pool Used to Identify Median Employee

As permitted under SEC rules, to calculate our 2022 CEO pay ratio we have used the same median employee who was used to calculate the 2021 CEO pay ratio. Our employee population consisted of approximately 12,555 individuals on October 31, 2021. In determining the median employee, we excluded employees from certain non-U.S. countries under the de minimis exemption under applicable SEC regulations. The list of excluded countries, together with the number of employees excluded in each country, was as follows: Belgium (7); China (29); Netherlands (45); Poland (48); Portugal (23); and the United Kingdom (10). In total, we excluded 162 employees under the de minimis exemption, representing approximately 1.3% of our total employee population as of October 31, 2021. Our pay ratio includes 12,393 employees.

Compensation Used to Identify Median Employee	Total gross wages as derived from the Company’s payroll records.
Median Employee Annual Total Compensation for 2022

$64,675, which includes the value of the median employee’s health and welfare benefits and retirement benefits. We calculated the median employee’s compensation in the same manner as we calculated total compensation of the CEO in the Summary Compensation Table and then added the value of health and welfare benefits.

CEO Annual Total Compensation for 2022

Full year CEO compensation for 2022 equals $10,671,967, which combines (1) Mr. Bluedorn’s total 2022 compensation of $310,210 including $3,079 for the value of health and welfare benefits, (2) Mr. Teske’s total 2022 compensation as interim CEO of $256,117, and (3) Mr. Maskara’s total 2022 compensation of $10,105,640 including $7,861 for the value of health and welfare benefits. The combined CEO compensation of $10,671,967 is $10,940 more than the amount disclosed in the Summary Compensation Table, excluding compensation paid to Mr. Teske for service as a non-employee director. The increase reflects the value of health and welfare benefits which are excluded from the Summary Compensation Table under SEC rules.

Pay Ratio	165:1

Pay Versus Performance Disclosure
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “compensation actually paid” or “CAP” and certain financial performance of the Company. You should refer to the “Compensation Discission and Analysis” in this proxy statement for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.

Year (a)	Summary Compensation Table (SCT) Total for PEO 1 (Todd M. Bluedorn) (b)(1)	Compensation Actually Paid (“CAP”) to PEO 1 (Todd M. Bluedorn) (c)(1)(2)	SCT Total for PEO 2 (Todd J. Teske) (b)(1)	CAP to PEO 2 (Todd J. Teske) (c)(1)(2)	SCT Total for PEO 3 (Alok Maskara) (b)(1)	CAP to PEO 3 (Alok Maskara) (c)(1)(2)	Average SCT Total for Non-PEO Named Executive Officers (d)	Average CAP to Non-PEO Named Executive Officers (e)(1)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (in $millions) (h)
									Total Shareholder Return (f)(3)	Peer Group Total Shareholder Return (g)(3)		Earnings Per Share (i)(4)
2022	$307,131	$(14,370,215)	$593,636	$493,206	$10,097,779	$11,097,872	$2,397,526	$1,399,029	$102.22	$127.34	$497.1	$13.88
2021	$5,027,345	$14,483,856	$0	$0	$0	$0	$3,314,344	$4,935,005	$136.21	$153.13	$464.0	$12.39
2020	$14,475,348	$12,279,138	$0	$0	$0	$0	$3,535,972	$3,015,242	$113.79	$113.85	$356.3	$9.24

(1)
Todd M. Bluedorn (“PEO 1”) served as our principal executive officer (“PEO”) from January 1, 2022 to March 23, 2022, and for the full year for 2021 and 2020. Todd J. Teske (“PEO 2”) served as of PEO from March 23, 2022 through May 8, 2022. Alok Maskara (“PEO 3”) served as our PEO from May 9, 2022 to December 31, 2022. For 2022, our non-PEO
named executive officers (“NEOs”) were Joseph W. Reitmeier, Gary S. Bedard, Douglas L. Young, and Joseph F. Nassab. For 2021 and 2020, our
non-PEO
NEOs were Joseph W. Reitmeier, Douglas L. Young, Daniel M. Sessa, and John D. Torres.

(2)
For each of 2022, 2021 and 2020, the values included in these columns for the compensation actually paid to our PEOs and the average compensation actually paid to our non-PEO
NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:

Todd M. Bluedorn	2022	2021	2020
Summary Compensation Table Total for PEO (column (b))	307,131	5,027,345	14,475,348
- aggregate change in actuarial present value of pension benefits	—	578,204	6,006,324
+ service cost of pension benefits	274,773	1,646,001	1,397,823
+ prior service cost of pension benefits	—	—	—
- SCT “Stock Awards” column value	—	—	4,044,188
- SCT “Option Awards” column value	—	—	981,689
+ year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end, including:	—	—	4,947,180
For 2020:
2020 PSUs (full award)
2020 RSUs (full award)
2020 SARs (all tranches)
[+/-] year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end, including:	—	5,425,245	795,280
For 2021:
2020 PSUs (full award)
2020 RSUs (full award)
2020 SARs (2nd and 3rd tranches)
2019 PSUs (full award)
2019 RSUs (full award)
2019 SARs (3rd tranche)
For 2020:
2019 PSUs (full award)
2019 RSUs (full award)
2019 SARs (2nd and 3rd tranches)
2018 PSUs (full award)
2018 RSUs (full award)
2018 SARs (3rd tranche)

Todd M. Bluedorn	2022	2021	2020
+ vesting date fair value of equity awards granted and vested in the covered year:	—	—	—
[+/-] year-over-year change in fair value of equity awards granted in prior years that vested in the covered year, including:	—	2,963,469	1,695,708
For 2021:
2020 SARs (1st tranche)
2019 SARs (2nd tranche)
2018 PSUs (full award)
2018 RSUs (full award)
2018 SARs (3rd tranche)
For 2020:
2019 SARs (1st tranche)
2018 SARs (2nd tranche)
2017 PSUs (full award)
2017 RSUs (full award)
2017 SARs (3rd tranche)
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year, including:	14,952,119	—	—
For 2022:
2020 PSUs (full award)
2020 RSUs (full award)
2020 SARs (2nd and 3rd tranches)
2019 PSUs (full award)
2019 RSUs (full award)
2019 SARs (3rd tranche)
+ dollar value of dividends/earnings paid on equity awards in the covered year	—	—	—
Compensation Actually Paid to PEO (column (c))	(14,370,215)	14,483,856	12,279,138

Todd J. Teske	2022	2021	2020
Summary Compensation Table Total for PEO (column (b))	593,636	—	—
- aggregate change in actuarial present value of pension benefits	—	—	—
+ service cost of pension benefits	—	—	—
+ prior service cost of pension benefit	—	—	—
- SCT “Stock Awards” column value	139,068	—	—
- SCT “Option Awards” column value	—	—	—
+ year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end, including:	134,205	—	—
For 2022:
December 2022 RSUs (full award)
[+/-] year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end, including:	(70,770)	—	—
For 2022:
2021 RSUs (full award)
2020 RSUs (full award)
+ vesting date fair value of equity awards granted and vested in the covered year:	—	—	—
[+/-] year-over-year change in fair value of equity awards granted in prior years that vested in the covered year:	(24,797)	—	—
For 2022:
2019 RSUs (full award)
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year:	—	—	—
+ dollar value of dividends/earnings paid on equity awards in the covered year	—	—	—
Compensation Actually Paid to PEO (column (c))	493,206	—	—

Alok Maskara	2022	2021	2020
Summary Compensation Table Total for PEO (column (b))	10,097,779	—	—
- aggregate change in actuarial present value of pension benefits	—	—	—
+ service cost of pension benefits	—	—	—
+ prior service cost of pension benefit	—	—	—
- SCT “Stock Awards” column value	6,708,818	—	—
- SCT “Option Awards” column value	971,133	—	—
+ year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end, including:	8,680,044	—	—
For 2022:
May 2022 PSUs (full award)
May 2022 RSUs (all tranches)
December 2022 PSUs (full award)
December 2022 RSUs (full award)
December 2022 SARs (all tranches)
[+/-] year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end:	—	—	—
+ vesting date fair value of equity awards granted and vested in the covered year:	—	—	—
[+/-] year-over-year change in fair value of equity awards granted in prior years that vested in the covered year:	—	—	—
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year:	—	—	—
+ dollar value of dividends/earnings paid on equity awards in the covered year	—	—	—
Compensation Actually Paid to PEO (column (c))	11,097,872	—	—

AVERAGE FOR NON-PEO NEOS	2022	2021	2020
Average SCT Total for Non-PEO NEOs (column (d))	2,397,526	3,314,344	3,535,972
- aggregate change in actuarial present value of pension benefits	87,087	341,723	1,350,462
+ service cost of pension benefits	138,107	249,355	308,653
+ prior service cost of pension benefits	—	—	—
- SCT “Stock Awards” column value	1,068,248	1,306,697	794,356
- SCT “Option Awards” column value	240,347	225,460	192,835
+ year-end fair value 5 of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end, including:	1,216,670	1,522,360	971,733
For 2022:
December 2022 PSUs (full award)
December 2022 RSUs (full award)
December 2022 SARs (all tranches)
May 2022 RSUs (full award; Mr. Nassab only)
For 2021:
December 2021 PSUs (full award)
December 2021 3-yr vest RSUs (full award)
December 2021 2-yr vest RSUs (full award; Mr. Reitmeier, Mr. Sessa, and Mr. Torres)
December 2021 SARs (all tranches)
For 2020:
December 2020 PSUs (full award)
December 2020 RSUs (full award)
December 2020 SARs (all tranches)
[+/-] year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end, including:	(552,146)	1,099,248	168,258
For 2022:
2021 PSUs (full award)
2021 RSUs (full award)

AVERAGE FOR NON-PEO NEOS	2022	2021	2020
December 2021 2-yr vest RSUs (full award; Mr. Reitmeier and Mr. Bedard)
2021 SARs (2nd and 3rd tranches)
2020 PSUs (full award)
2020 RSUs (full award)
2020 SARs (3rd tranche)
For 2021:
2020 PSUs (full award)
2020 RSUs (full award)
2020 SARs (2nd and 3rd tranches)
2019 PSUs (full award)
2019 RSUs (full award)
2019 SARs (3rd tranche)
For 2020:
2019 PSUs (full award)
2019 RSUs (full award)
2019 SARs (2nd and 3rd tranches)
2018 PSUs (full award)
2018 RSUs (full award)
2018 SARs (3rd tranche)
+ vesting date fair value of equity awards granted and vested in the covered year:	—	—	—
[+/-] year-over-year change in fair value of equity awards granted in prior years that vested in the covered year, including:	(405,446)	623,578	368,279
For 2022:
2021 SARs (1st tranche)
2020 SARs (2nd tranche)
2019 PSUs (full award)
2019 RSUs (full award)
2019 SARs (3rd tranche)
For 2021:
2020 SARs (1st tranche)
2019 SARs (2nd tranche)
2018 PSUs (full award)
2018 RSUs (full award)
2018 SARs (3rd tranche)
For 2020:
2019 SARs (1st tranche)
2018 SARs (2nd tranche)
2017 PSUs (full award)
2017 RSUs (full award)
2017 SARs (3rd tranche)
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year:	—	—	—
+ dollar value of dividends/earnings paid on equity awards in the covered year	—	—	—
Average Compensation Actually Paid to Non-PEO NEOs (column (e))	1,399,029	4,935,005	3,015,242

(3)
For purposes of this pay versus performance disclosure, our peer group consists of the following entities for 2020 and 2021: A. O. Smith Corporation, Acuity Brands, Inc., Dover Corporation, Flowserve Corporation, Fortune Brands Home & Security, Inc., Hubbell Inc., IDEX Corporation, Masco Corporation, Owens Corning, Pentair, Inc., Regal Rexnord Corporation, Rockwell Automation, Inc.,
Snap-On Incorporated,
The Timken Company, and Xylem Inc. (the “Peer Group”). For 2022, Crane Company began the process of a spin-off
and Kennametal Inc. annual revenues dropped to below 50% of the Company annual revenue, and were therefore replaced by Masco Corporation and Xylem, Inc.

(4)	Earnings per share is calculated set forth on Appendix A.

Pay Versus Performance Relationship Descriptions
The following graphical comparisons provide descriptions of the relationships between certain figures included in the Pay Versus Performance table for each of 2022, 2021, and 2020, including: (a) a comparison between our cumulative total shareholder return and the total shareholder return of the Peer Group; and (b) comparisons between (i) the compensation actually paid to the three PEOs, and the average compensation actually paid to our non-PEO
NEOs and (ii) each of the performance measures set forth in columns (f), (h) and (i) of the Pay Versus Performance table.

Tabular List
The following table lists the four financial performance measures that we believe represent the most important financial performance measures the Company used to link compensation actually paid to our NEOs for fiscal 2022 to our performance:

Core Net Income
Earnings Per Share
ROIC
Free Cash Flow

Equity Compensation Plan Information

We currently administer two equity compensation plans: the 2019 Equity and Incentive Compensation Plan and the 2022 Employee Stock Purchase Plan. The following table provides information as of December 31, 2022 regarding shares of our common stock that may be issued under these equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by security holders
• 2019 Equity and Incentive Compensation Plan	710,563	$247.59	1,459,149
• 2022 Employee Stock Purchase Plan	—	—	991,957
Equity compensation plans not approved by security holders	—	—	—

Total	710,563	247.59	2,451,106

(1)	Includes the following:
•	486,605 SARs outstanding under the 2019 Equity and Incentive Compensation Plan, which, upon exercise, will be net-settled in shares of our common stock;
•	130,396 shares of our common stock to be issued upon the vesting of RSUs outstanding under the 2019 Equity and Incentive Compensation Plan; and
•

93,562 shares of our common stock to be issued, assuming we meet the target performance goals for the applicable three-year performance period, of PSUs outstanding under the 2019 Equity and Incentive Compensation Plan.

The following table illustrates the number of shares of our common stock that may be issued pursuant to outstanding PSUs and the number of shares that may be available for future issuance under our equity compensation plans if our performance falls below or exceeds our target performance goals:

	Performance Level
	Below Threshold	Threshold	Target	Maximum
Shares to be Issued Pursuant to Outstanding PSUs	—	46,781	93,562	187,124
Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans	2,544,668	2,497,887	2,451,106	2,357,544

(2)	Excludes PSU and RSU awards because those awards do not have an exercise price.
(3)

With respect to outstanding PSUs, the number shown assumes we meet target performance goals for the applicable three-year performance period, includes 1,459,149 shares of common stock available for issuance under the 2019 Equity and Incentive Compensation Plan, and 991,957 shares of common stock available for issuance under the 2022 Employee Stock Purchase Plan.

Certain Relationships and Related Party Transactions

All related party transactions must be approved in accordance with the written Related Party Transactions Policy adopted by our Board. A related party transaction is a transaction or relationship since the beginning of the Company’s last fiscal year in which (1) the total amount involved will or may be expected to exceed $120,000, (2) the Company or any of its subsidiaries is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of an equity interest in another entity). A related party is any person who is or was since the beginning of the previous fiscal year an executive officer, director, or nominee for election as a director, a stockholder owning more than 5% of the Company’s voting securities, or an immediate family member of any of these persons.

Our Board has considered certain limited types of transactions with related persons that meet specified criteria and determined that each of them is deemed to be pre-approved under the terms of the Related Party Transaction Policy. These include (1) transactions with companies and charitable contributions to organizations at which a related party’s only relationship is as an employee (other than an executive officer), if the amount of the transaction or contribution does not exceed the greater of $1,000,000 or 1% of that Company’s total annual revenue, (2) transactions involving competitive bids, (3) regulated transactions, and (4) certain routine banking services.

Our Audit Committee is generally responsible for approving all related party transactions, which must be on terms that are fair to our Company and comparable to those that could be obtained in arm’s length dealings with an unrelated third party. In the event a related party transaction involves one or more members of the Audit Committee, the transaction must be approved by an ad hoc committee appointed by the Board and composed entirely of independent and disinterested directors. There were no transactions with related persons in 2022 that require disclosure pursuant to Item 404(a) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee was an officer or employee of our Company or any of our subsidiaries during 2022 or at any other time, and no member had any relationship with the Company requiring disclosure under “Certain Relationships and Related Party Transactions” above. In addition, none of our executive officers served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our Board or on our Compensation and Human Resources Committee.

Beneficial Ownership of Common Stock

The following table provides information regarding the beneficial ownership of our common stock as of March 1, 2023 by (1) each person known to own beneficially more than 5% of our common stock, (2) each of our directors, (3) each of our executive officers, and (4) all current directors and executive officers as a group.

For purposes of this table, “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) takes into account shares as to which the individual has or shares voting or investment power as well as shares that may be acquired within 60 days (such as by exercising vested SARs, receiving earned performance shares or the vesting of RSUs) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act. As a result, the numbers below may differ from the numbers reported in forms filed pursuant to Section 16 (e.g., Form 4).

To our knowledge and unless otherwise indicated, each stockholder listed below has sole voting and investment power over the shares listed as beneficially owned by such stockholder. Percentage of ownership is based on 35,474,549 shares of common stock outstanding as of March 1, 2023. Number of shares held by beneficial owners of more than 5% of our common stock and percentage ownership are as of the date of the applicable SEC filing made by those owners (unless otherwise noted).

Name of Beneficial Owner	Common Stock Held (#)	Common Stock that may be Acquired Within 60 Days(#)	Total Shares Beneficially Held(#)	Percent of Class (%)

5% Stockholders

BlackRock, Inc.(1)	3,326,614	0	3,326,614	9.38%

The Vanguard Group(2)	3,186,700	0	3,186,700	8.98%

John W. Norris, Jr.(3)	3,081,613	0	3,081,613	8.69%

Directors and Executive Officers

Prakash Bedapudi	13,597	12,180	25,777	*

Gary S. Bedard	16,360	12,034	28,394	*

Sherry L. Buck	599	0	599	*

Janet K. Cooper	16,748	0	16,748	*

Chris Kosel	826	4,598	5,424	*

Alok Maskara	0	0	0	*

Joseph F. Nassab	1,480	9,284	10,764	*

John W. Norris, III(4)	656,132	0	656,132	1.85%

Karen H. Quintos	8,110	0	8,110	*

Joseph W. Reitmeier	20,861	31,032	51,893	*

Kim K.W. Rucker	3,803	0	3,803	*

Daniel M. Sessa	40,785	31,032	71,817	*

Gregory T. Swienton	12,212	0	12,212	*

Todd J. Teske	9,667	0	9,667	*

John D. Torres	4,545	15,782	20,327	*

Shane D. Wall	966	0	966	*

Douglas L. Young	42,921	37,018	79,939	*

All directors and executive officers as a group (17 persons)	849,612	152,960	1,002,572	2.83%

* Less than 1% of outstanding common stock

(1)

As reported by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, on an amendment to Schedule 13G filed with the Securities and Exchange Commission on January 24, 2023. BlackRock, Inc. reported sole voting power with respect to 3,125,682 shares and sole dispositive power with respect to 3,326,614 shares.

(2)

As reported by The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355 on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 9, 2023. The Vanguard Group reported shared voting power with respect to 17,977 shares, sole dispositive power with respect to 3,144,256 shares and shared dispositive power with respect to 42,444 shares.

(3)

Solely based on an amendment to Schedule 13D filed with the Securities and Exchange Commission by Mr. Norris, Jr., 3831 Turtle Creek Blvd, #19B, Dallas, TX 75219, on April 6, 2015, and includes (a) 2,545,105 shares directly owned by the Norris Family Limited Partnership, which is controlled by Mr. Norris, Jr.; (b) 321,750 shares directly owned by the John W. Norris Trust A, for which Mr. Norris, Jr. is a trustee and a beneficiary and (c) 214,758 shares held by the John and Terry Norris Living Trust, for which Mr. Norris Jr. is a trustee. Mr. Norris, Jr. reported sole voting and dispositive power with respect to 2,759,863 shares and shared voting and dispositive power with respect to 321,750 shares.

(4)

Includes (a) 35,232 shares held by the L.C. Norris Revocable Trust, 35,232 shares held by the W.H. Norris Revocable Trust and 35,232 shares held by the B.W. Norris Revocable Trust, for which Mr. Norris is a co-trustee and disclaims beneficial ownership; (b) 1,616 shares held by the Norris-Newman Minors Trust, for which Mr. Norris is the trustee and for which Mr. Norris disclaims beneficial ownership; (c) 321,750 shares held by the John W. Norris Trust A, for which John W. Norris, II is the trustee and for which Mr. Norris disclaims beneficial ownership; and (d) 5,636 shares held by his spouse, Catherine Houlihan, for which Mr. Norris disclaims beneficial ownership.

Other Information

Quorum Requirement

A quorum is required to transact business at the Annual Meeting. To achieve a quorum, stockholders holding a majority of our outstanding shares of common stock entitled to vote must be present either in person or represented by proxy. Shares held by us in treasury will not count towards the determination of a quorum.

As of March 28, 2023, the record date for the Annual Meeting, 35,497,453 shares of our common stock were outstanding. Abstentions and “broker non-votes” (as explained below) will be counted for purposes of establishing a quorum. Each share of our common stock outstanding on the record date is entitled to one vote on each of the director nominees and one vote on each other matter.

If a quorum is not present at the Annual Meeting, we expect the Annual Meeting will be adjourned or postponed to solicit additional proxies. In such event, the Chairman or stockholders representing a majority of the outstanding shares entitled to vote and present in person or by proxy at the Annual Meeting may adjourn the Annual Meeting.

Vote Requirement for Each Proposal; Abstentions and Broker Non-Votes

For Proposal 1, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee) to be elected. Approval of Proposals 2 and 4 requires the affirmative vote of a majority of the shares of common stock present or represented by proxy during the Annual Meeting. For Proposal 3, the alternative that receives the greatest number of votes will be the frequency that stockholders approve.

Shares voted “abstain” and shares not represented at the Annual Meeting have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “against” votes. If you are a beneficial holder and do not provide specific voting instructions to your bank, broker, nominee, or other holder of record that holds your shares, such holder of record will not be authorized to vote your shares, which would result in “broker non-votes” on each proposal other than Proposal 4, the ratification of KPMG LLP as our independent registered public accounting firm. Any shares represented by “broker non-votes” are not considered votes cast or entitled to vote and therefore will not impact the outcome of such proposals. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Broker Discretionary Votes Allowed?	Effect of Broker Non-Votes
Proposal 1 Election of Directors	FOR, AGAINST, or ABSTAIN for each nominee	Majority of votes cast, meaning a nominee will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No	No effect
Proposal 2 Advisory Proposal on 2022 Executive Compensation	FOR, AGAINST, or ABSTAIN	Approval requires the number of FOR votes cast to exceed the number of shares voted AGAINST	Counted as a vote. Same effect as votes against	No	No effect
Proposal 3 Advisory Proposal on the Frequency of Future Advisory Votes on Executive Compensation	ONE YEAR, TWO YEARS, THREE YEARS, or ABSTAIN	The alternative that receives the greatest number of votes will be the frequency that stockholders approve	Counted as a vote. Same effect as votes against	No	No effect
Proposal 4 Ratification of KPMG LLP as Independent Registered Public Accounting Firm for 2023	FOR, AGAINST, or ABSTAIN	Approval requires the number of FOR votes cast to exceed the number of shares voted AGAINST	Counted as a vote. Same effect as votes against	Yes	Brokers votes will count

Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Board Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Board Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified.

Voting Procedures

Registered holders may vote online during the Annual Meeting, by the Internet, by telephone, or, if they received a printed copy of these proxy materials, by mail. If your shares are held in street name, you will receive instructions from a bank, broker, nominee, or other holder of record that you must follow in order for your shares to be voted. If you have not received voting instructions from your bank, broker, nominee, or other holder of record, please contact them as soon as possible. We urge you to vote promptly and in advance of the Annual Meeting.

A representative of Mediant Communication will tabulate the votes and act as inspector of election at the Annual Meeting.

Changing Your Vote

You can revoke or change your vote on a proposal at any time before the Annual Meeting for any reason by revoking your proxy. For stockholders of record, proxies may be revoked by delivering a written notice of revocation, bearing a later date than your proxy, to our Corporate Secretary at or before the Annual Meeting. Proxies may also be revoked by:

•	submitting a new written proxy bearing a later date than a proxy you previously submitted;

•	voting again by Internet or telephone before 11:59 p.m., Eastern Time, on May 17, 2023; or

•	attending the Annual Meeting and voting online.

In each case, the later submitted vote will be recorded and the earlier vote revoked. Any written notice of a revocation of a proxy should be sent to Lennox International Inc., 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary. To be effective, the revocation must be received by our Corporate Secretary before the taking of the vote at the Annual Meeting.

For beneficial owners, please follow the instructions provided by your broker or bank.

Other Business

We are not aware of any other business to be acted upon at the Annual Meeting other than the Proposals described in this Proxy Statement. However, if you have voted by proxy and other matters are properly presented at the Annual Meeting for consideration in accordance with our Bylaws, the persons named in the accompanying Proxy Card will have discretion to act on those matters according to their best judgment or the Board’s recommendation.

Proxy Solicitation

We will pay for the cost of this proxy solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, facsimile, email or in person. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. We have retained Georgeson LLC to assist in the solicitation of proxies for a fee of $12,500 plus reimbursement of expenses. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of our common stock. Upon request, we will reimburse the brokerage houses and custodians for their reasonable expenses in so doing.

Multiple Stockholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name will receive only one copy of our Notice of Annual Meeting of Stockholders, Proxy Statement or Annual Report to Stockholders, as applicable. This procedure helps reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders, Proxy Statement, or 2022 Annual Report to Stockholders, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of each of these documents for your household, please contact our Investor Relations department by telephone at (972) 497-5000 or in writing at 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations.

If you participate in householding and wish to receive a separate copy of these documents, please notify our Investor Relations department as indicated above and we will promptly send you a separate copy.

Form 10-K

Our Annual Report on Form 10-K (excluding exhibits) is a part of our 2022 Annual Report to Stockholders. If you are entitled to vote at the Annual Meeting, you may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the financial statements required to be filed with the SEC, without charge, by contacting our Investor Relations department by telephone at (972) 497-5000 or in writing at 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations.

Stockholder Proposals for the 2024 Annual Meeting of Stockholders

Proposals for Inclusion in the 2024 Proxy Statement

If you wish to submit a proposal for possible inclusion in our 2024 proxy statement, we must receive your notice, in accordance with the rules of the SEC, on or before December 7, 2023. The proposal should be sent in writing to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary. We suggest that all such proposals be sent by certified mail, return receipt requested.

Proposals Not for Inclusion in the 2024 Proxy Statement But to be Offered at the 2024 Annual Meeting

If you wish to introduce a proposal at the 2024 Annual Meeting of Stockholders but do not want your proposal to be included in our proxy statement to be filed in 2024, our Bylaws require you to follow certain procedures and provide certain information and representations related to your proposal. Among other requirements, you must give written notice to our Corporate Secretary of your intention to introduce your proposal and must represent that (1) you are a stockholder of record of Company stock entitled to vote at the annual meeting and (2) you intend to personally present your proposal at the annual meeting. We must receive your notice at least 60 days, but no more than 90 days, prior to the 2024 Annual Meeting of Stockholders. If we give less than 70 days’ notice of the date of the 2024 Annual Meeting of Stockholders, we must receive your notice within 10 days following the date on which notice of the date of the 2024 Annual Meeting of Stockholders was mailed or such public disclosure was made to our stockholders.

Your notice must include certain information about you, your proposal, and any person “acting in concert” with you and why implementation of your proposal would be in the best interest of the Company and its stockholders. Your notice must also include the shares of the Company’s stock you beneficially own (including any option, warrant or similar right and any other direct or indirect right or interest that may enable you to share in any profit, or manage the risk, from any change in the value of the Company’s stock), any proxy or other right you hold to vote the Company’s stock (or any similar right which has the effect of increasing or decreasing your voting power), performance-related fees which you would be entitled to as a result of any change in the value of the Company’s stock, any material interest you have in your proposal and any other information required to disclosed in a proxy statement. Depending on the nature of the proposal, additional information may be required. If you do not appear at the meeting to represent your proposal, your proposal will be disregarded.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the first anniversary date of this year’s Annual Meeting. Accordingly, for the 2024 Annual Meeting of Stockholders, we must receive such notice no later than March 19, 2024. If the date of the 2024 Annual Meeting of Stockholders is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting of Stockholders or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting of Stockholders is first made.

By Order of the Board of Directors,

John D. Torres Corporate Secretary

Richardson, Texas

April 5, 2023

Appendix A—GAAP Reconciliation

Reconciliation to U.S. GAAP (Generally Accepted Accounting Principles) Measures

(Unaudited)

To supplement the Company’s consolidated financial statements which are presented in accordance with U.S. GAAP, additional non-GAAP financial measures are provided and reconciled in the following tables. In addition to these non-GAAP measures, the Company also provides rates of revenue change at constant currency on a consolidated and segment basis if different than the reported measures. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that these non-GAAP financial measures enhance the ability of investors to analyze the Company’s business trends and operating performance.

Adjusted Income From Continuing Operations (dollars in millions):

For the Year Ended December 31, 2022
Income from continuing operations, a GAAP measure	$497.1
Restructuring charges	1.2
Pension settlements	(0.1)
Items in (Gains) losses and other expenses, net which are excluded from segment profit (loss)	6.6
Excess tax benefits from share-based compensation	(0.6)
Other tax items, net	(0.5)

Adjusted income from continuing operations	$503.7

Company core net income, a non-GAAP financial measure, is income from continuing operations, adjusted for restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts and certain other items.

Segment Profit (dollars in millions):

For the Year Ended December 31, 2022
Operating income, a GAAP measure	$656.2
Items in (Gains) losses and other expenses, net which are excluded from segment profit (loss)	8.1
Restructuring charges	1.5

Segment profit	$665.8

Appendix A-1

Segment profit, a non-GAAP financial measure, is earnings from continuing operations for the applicable segment before interest expense, other expenses, and income taxes, adjusted for 2022 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts and certain other items. An individual segment’s profit should not be used as a substitute for the Company’s segment profit and may not be comparable to similarly titled measures reported by other companies.

Company Free Cash Flow (dollars in millions)

For the Year Ended December 31, 2022
Net cash provided by operating activities, a GAAP measure	$302.3
Purchases of property, plant, and equipment	(101.1)
Proceeds from the disposal of property, plant, and equipment	1.6

Free cash flow	$202.8

Company free cash flow, a non-GAAP financial measure, is net cash provided by operating activities less purchases of property, plant, and equipment plus proceeds from disposal of property, plant and equipment.

Residential Segment Controllable Cash Flow (dollars in millions)

For the Year Ended December 31, 2022
Segment Profit - Residential	$596.9
Change in accounts receivable	(57.1)
Change in inventory	(209.2)
Change in accounts payable	31.7
Capital expenditures	(41.2)

Company Controllable Cash Flow - Residential	$321.1

Refrigeration Segment Controllable Cash Flow (dollars in millions)

For the Year Ended December 31, 2022
Segment Profit - Refrigeration	$78.8
Change in accounts receivable	1.0
Change in inventory	(18.3)
Change in accounts payable	(5.0)
Capital expenditures	(10.9)

Company Controllable Cash Flow - Refrigeration	$45.6

Segment controllable cash flow, a non-GAAP financial measure is segment profit, defined above, less purchases of property, plant, and equipment plus proceeds from disposal of property, plant, and equipment, plus or minus changes in accounts receivable, inventory and accounts payable.

Appendix A-2

Adjusted EPS from Continuing Operations

	For the Years Ended December 31,
	2022	2021

Earnings per share from continuing operations - diluted, a GAAP measure	$13.88	$12.39
Restructuring charges	0.03	0.04
Pension settlements	—	0.02
Special product quality adjustments (a)	—	(0.05)
Items in (Gains) losses and other expenses, net which are excluded from segment profit (loss) (b)	0.19	0.29
Excess tax benefits from share-based compensation (c)	(0.02)	(0.15)
Other tax items, net (c)	(0.01)	0.06

Adjusted earnings per share from continuing operations - diluted	$14.07	$12.60

(a) Recorded in Cost of goods sold in the Consolidated Statements of Operations.

(b) Recorded in (Gains) losses and other expenses, net in the Consolidated Statements of Operations.

(c) Recorded in Provision for income taxes in the Consolidated Statements of Operations.

Appendix A-3

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: Lennox International Inc. 2023 Annual Meeting of Stockholders For Stockholders of record as of March 28, 2023 TIME: Thursday, May 18, 2023 10:30 AM, Central Daylight Time PLACE: Annual Meeting to be held virtually - please visit www.proxydocs.com/LII for more details. This proxy is being solicited on behalf of the Board of Directors The signatory of this Proxy, by execution on the reverse side of this Proxy, hereby appoints and constitutes Alok Maskara and John D. Torres (the Named Proxies), and each of them, with full power of substitution, with the powers the signatory of this Proxy would possess if personally present, to vote all shares of Lennox International Inc. Common Stock entitled to be voted by the signatory at the 2023 Annual Meeting of Stockholders to be held at 10:30 a.m., Central Daylight Time, on May 18, 2023, in a virtual meeting format, or at any reconvened meeting after any adjournment or postponement thereof, on the matters set forth on the reverse side in accordance with any directions given by the signatory and, in their discretion, on all other matters that may properly come before the 2023 Annual Meeting of Stockholders or any reconvened meeting after any adjournment or postponement thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This Proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/LII • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-895-6903 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/LII

Lennox International Inc. 2023 Annual Meeting of Stockholders THE BOARD OF DIRECTORS RECOMMENDS A VOTE: - “FOR” each of the nominees listed in Proposal 1 - “FOR” Proposals 2 and 4 - “ONE YEAR” for Proposal 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. To elect one Class III director for a two-year term expiring at the 2025 Annual Meeting of Stockholders and three Class I directors for a three-year term expiring at the 2026 Annual Meeting of Stockholders FOR AGAINST ABSTAIN 1.01 Janet K. Cooper - Class III director for 2-year term #P2# #P2# #P2# FOR 1.02 John W. Norris, III - Class I director for 3-year term #P3# #P3# #P3# FOR 1.03 Karen H. Quintos - Class I director for 3-year term #P4# #P4# #P4# FOR 1.04 Shane D. Wall - Class I director for 3-year term #P5# #P5# #P5# FOR FOR AGAINST ABSTAIN 2. To conduct an advisory vote to approve the compensation of our named executive officers as disclosed in the Proxy Statement #P6# #P6# #P6# FOR 1YR 2YR 3YR ABSTAIN 3. To conduct an advisory vote on the frequency of future advisory votes on executive compensation #P7# #P7# #P7# #P7# 1 YEAR FOR AGAINST ABSTAIN 4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2023 fiscal year #P8# #P8# #P8# FOR Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Signature (and Title if applicable) Proposal_Page - VIFL Date Signature (if held jointly) Date Please make your marks like this: X You must register to attend the meeting online and/or participate at www.proxydocs.com/LII